EXHIBIT 10.1
Execution Version
ASSET PURCHASE AGREEMENT
between

BELL INDUSTRIES, INC.
and
VELOCITA WIRELESS LLC

Dated as of March 30, 2008

 -i-

(continued)
 -ii-

(continued)
 -iii-

(continued)

Exhibits

A-1	Form of Note
A-2	Form of Copyright Security Agreement
A-3	Form of Trademark Security Agreement
A-4	Form of Patent Security Agreement
A-5	Form of Contracts Security Agreement
A-6	Form of Membership Pledge Agreement
B	Form of Bill of Sale
C	Form of Assignment and Assumption Agreement
D	Form of Copyright Assignment
E	Form of Trademark Assignment
F	Form of Patent Assignment
G	Form of Pager Agreement
H-1	Form of Sub-Lease Agreement for Clinton, MS property
H-2	Form of Landlord Estoppel Certificate for Clinton, MS property
I-1	Form of Lease Assignment Agreement for Jackson, MS property
I-2	Form of Sub-Lease Agreement for Jackson, MS property
I-3	Form of Landlord Estoppel Certificate for Jackson, MS property
J	Form of Access Agreement
K	Form of Instrument of Assignment (FCC Licenses)
L	Form of Subcontract for GSA Agreement
M	Form of Transition Services Agreement

iv

ASSET PURCHASE AGREEMENT
               This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 30, 2008, is between BELL INDUSTRIES, INC., a California corporation (“Seller”), and VELOCITA WIRELESS LLC, a Delaware limited liability company (“Purchaser”), and relates to the sale of the business as a going concern heretofore conducted by Seller under the trade name “SkyTel”.
W I T N E S S E T H:
               WHEREAS, Seller presently conducts the Business (as hereinafter defined); and
               WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire substantially all of the Purchased Assets (as hereinafter defined) for the Purchase Price (as hereinafter defined) and the assumption by Purchaser of certain specified liabilities relating to the Business, all as more specifically provided herein.
               NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
               “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
               “AVL Business” means the former business of Seller consisting of the production, sale, development and operation of the wireless automatic vehicle location devices and services currently marketed or being developed under the brands of “SkyGuard”, “FleetHawk” and “Sentry.”
               “AVL Contracts” means collectively, the (i) Transition Services Agreement, dated February 14, 2008, between Seller and SkyGuard, LLC; (ii) Wireless Reseller Agreement, dated February 14, 2008, between Seller and SkyGuard, LLC; (iii) Consulting Agreement, dated February 14, 2008, between SkyGuard, LLC and Seller (regarding services of Raj Cherukuri); (iv) Consulting Agreement, dated February 14, 2008, between SkyGuard, LLC and Seller (regarding services of Ratan Guduru); (v) Software License Agreement, dated February 14, 2008, between SkyGuard, LLC and Seller; and (vi) Linking Agreement, dated February 14, 2008, between Seller and SkyGuard, LLC.

               “Business” means the business of Seller consisting of the production, sale, development and operation of one-way and two-way paging services, air-to-ground wireless services, cellular reseller services and fixed location wireless telemetry services, including all business conducted under the “SkyTel” brand.
               “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
               “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
               “Code” means the Internal Revenue Code of 1986, as amended.
               “Contract” means any contract, agreement, open purchase order, indenture, note, bond, mortgage, loan, instrument, lease, license, binding commitment or other arrangement, whether written or oral, including distribution and sales representative agreements, and other agreements (including any amendments and other modifications thereto).
               “Copyrights” means all un-registered copyrights, works of authorship and mask works, all registered copyrights, works of authorship and mask works registrations, and any applications for registration thereof.
               “Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, customer and supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related primarily to the Business and the Purchased Assets in each case whether or not in electronic form; provided, however, that “Documents” shall not include duplicate copies of such Documents retained by Seller or its Affiliates subject to the obligations relating to the use and disclosure thereof set forth in this Agreement.
               “Employee” means, as of any applicable date, all individuals who are employed by Seller as common law employees of the Business, including all active full-time and part-time employees, employees on vacation or approved personal leave, workers’ compensation, military leave with reemployment rights under federal Law, maternity leave, leave under the Family and Medical Leave Act of 1993, short-term disability, long-term disability, and employees on other approved leaves of absence with a legal or contractual right to reinstatement.
               “Environmental Claim” means any allegation, notice of violation, action, suit, claim, Lien, demand, abatement or other Order or direction (conditional or otherwise) by reason of statute, common law, or contract, in law or equity, by any Governmental Body or by any other Person for personal injury (including sickness, disease or death), real, personal, tangible or intangible property damage, consequential damage, stigma, loss of value, damage to the environment (including air, soil, water, or natural resources), nuisance, trespass, pollution, contamination or other adverse effects on the environment, or for fines, penalties, injunctions, or restrictions resulting from or based upon (a) the existence, or the continuation of the existence, of a Release or threatened Release (including sudden or non-sudden accidental or nonaccidental releases) of, or exposure or threatened exposure to, any Hazardous Material or other substance, chemical, material, pollutant, contaminant, odor, audible noise, or other Release in, into or onto the environment (including the air, soil, water or natural resources) at, in, by, from or related to any leased real estate or any activities conducted thereon or the Business; (b) the handling, use, transportation, storage, treatment or disposal of Hazardous Materials; (c) any disturbance or impact to the environment; or (d) the violation, or alleged violation, of any Environmental Law, Order or Permit of or from any Governmental Body.
               “Environmental Law” means any Law relating to human health and safety or the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act of 1974 (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 1101 et seq.); the Endangered Species Act of 1973 (7 U.S.C. § 136; 16 U.S.C. § 460 et seq.), and the Occupational Safety and Health Act of 1970 (29 U.S.C. §651 et seq.); as each has been amended and the regulations promulgated pursuant thereto.
               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
               “ERISA Affiliate” means, with respect to any Person, all other Persons that are treated as a single employer with that Person pursuant to sections 414(b), 414(c), 414(m), and/or 414(o) of the Code.
               “Excluded Marks” means those Trademarks of Seller listed on Schedule 1.1(ii).
               “FCC Licenses” means all Permits issued or granted to Seller by the FCC.
               “Final Order” means, with respect to an action or order of the FCC granting the FCC Consent, when such action or order shall have been issued by the FCC in writing, setting forth the FCC Consent, and (i) such action or order shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, and (ii) no protest, request for stay, reconsideration or review by the FCC on its own motion or by any third party, petition for FCC reconsideration or for rehearing, application for FCC review, or judicial appeal of such action or order shall be pending, when the period provided by law for initiating such protest, request for stay, reconsideration or review by the FCC on its own motion, petition for FCC reconsideration or for rehearing, application for FCC review, or judicial appeal of such action or order shall have expired.
               “GAAP” means generally accepted accounting principles in the United States as of the date hereof.

               “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
               “Hazardous Material” means any substance, chemical, material or waste, or any constituent thereof, that is defined by any Environmental Law as hazardous, corrosive, ignitable, explosive, infectious, radioactive, carcinogenic, petroleum-derived, or toxic, such that the use, storage, treatment, disposal, release, discharge of, or exposure to which is prohibited, limited or otherwise is regulated by any Governmental Body, or is regulated by or forms the basis of liability under any Environmental Law, including any material, waste or substance which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “universal waste,” “commingled waste,” “a pollutant,” “pollution,” “subject waste,” a “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, including petroleum or petroleum products, petroleum components, constituents, additives or derivatives thereof, radioactive materials, radionuclides, radon gas, mercury, asbestos and polychlorinated biphenyls.
               “Indebtedness” of any Person means, without duplication, (i) the principal of and, accreted value and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities; (iii) all obligations of the type referred to in clauses (i) and (ii) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
               “Indemnified Party” means the party entitled to indemnity under Article X.
               “Indemnifying Party” means party obligated to provide indemnification under Article X.
               “Intellectual Property” means all Statutory Intellectual Property and all Non-Statutory Intellectual Property.
               “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
               “Knowledge of Seller” concerning any particular subject, area or aspect of the Business or otherwise shall mean (i) the actual knowledge of each of the Persons listed on Schedule 1.1(iii) and (ii) all knowledge which was or should have been obtained upon reasonable inquiry by such Persons.
               “Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule or regulation.

               “Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.
               “Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.
               “Lien” means (i) any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal or easement and (ii) except with respect to Tower Site Leases, any other declaration, covenant, condition, restriction or servitude.
               “Loan Documents” means the Note, the Copyright Security Agreement, the Patent Security Agreement, and the Trademark Security Agreement.
               “Material Adverse Effect” means an effect, event, development, change, occurrence or state of facts which (i) is materially adverse to the Business, Assets, properties, financial condition, or results of operations of Seller, or (ii) prevents or materially impedes, impairs or hinders the consummation by Seller of the transactions contemplated by this Agreement, in each case, other than any effect, event, development, change, occurrence or state of facts arising out of or resulting from (A) general changes or conditions in the U.S. economy or securities or financial markets, (B) changes or conditions affecting the industries in which Seller operates (but only to the extent that the impact of such changes or conditions on Seller is not materially disproportionate to the impact on other Persons conducting business in such industries), (C) changes in Law or GAAP (but only to the extent that the impact of such changes on Seller is not materially disproportionate to the impact on other Persons conducting business in the industries in which Seller conducts business), (D) the occurrence of any war, sabotage, armed hostilities or acts of terrorism or any escalation or material worsening of any such war, sabotage, armed hostilities or acts of terrorism existing or underway as of the date hereof (but only to the extent that the impact of such changes on Seller is not materially disproportionate to the impact on other Persons conducting business in the industries in which Seller conducts business), (E) any action taken by Purchaser or any of its Affiliates in bad faith or in contravention of the terms of this Agreement, or (F) the announcement of this Agreement, compliance with the terms of this Agreement, or the consummation of the transactions contemplated by this Agreement (except with respect to the loss of employees or customers arising therefrom).
               “Non-Statutory Intellectual Property” means un-patented inventions (whether or not patentable), trade secrets, know-how and proprietary information, including, but not limited to, (in whatever form or medium), discoveries, ideas, compositions, formulas, database, drawings, designs, plans, proposals, specifications, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data and plans, customer lists, supplier lists, pricing and cost information, and correspondence and notes, and any rights or licenses in the foregoing that may be granted without the payment of compensation or other consideration to any Person; provided, however, that the definition of “Non-Statutory Intellectual Property” shall not include “Statutory Intellectual Property.”
               “Order” means any order, directive, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

               “Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business, as conducted by Seller consistent with its past practice.
               “Patents” means all patents and patent applications, including, but not limited to, reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, and all inventions, patent or invention disclosures and improvements thereto described in the patents and patent applications.
               “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
               “Permitted Exceptions” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body which would not result in a Material Adverse Effect; or (iv) valid title of a lessor under a capital or operating lease.
               “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
               “Products” means any and all products developed, manufactured, marketed or sold by Seller in respect of the Business.
               “Purchased Contracts” means all Contracts of Seller related to the Business as of the Closing Date, including the Licensed Intellectual Property and the AVL Contracts, other than Excluded Contracts.
               “Purchaser Designee” means one or more entities that are, by written notice given from time to time by Purchaser to Seller, designated by Purchaser to be the transferee and/or lessee of any of the FCC Licenses.
               “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance or pollutant or contaminant).
               “Retained Real Property” means all real property and interests in real property owned in fee by Seller or leased by Seller, except for the Tower Site Leases.
               “Software” means, except to the extent generally available for purchase from a third party, all (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code; and (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise.
               “Statutory Intellectual Property” means all (i) United States of America and foreign Patents and applications for Patents of any kind, (ii) United States of America, state or foreign Trademark registrations or applications for Trademarks of any kind, and (iii) United States and foreign Copyright registrations or applications for Copyrights of any kind.
               “Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by Seller.
               “Tax” or “Taxes” means (i) any and all federal, state, local, foreign or other taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, whether computed on a separate, consolidated, unitary or combined basis; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i). For purposes of this Agreement, Tax payments shall be deemed past due if not paid by the due date thereof, whether or not such Tax is being contested in good faith by appropriate proceedings.
               “Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller, any of the Subsidiaries, or any of their Affiliates.
               “Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.
               “Trademarks” means all (i) registered and un-registered trademarks, tradenames, service marks, domain names, slogans, geographical indications, trade dress, trademark designs, logos, corporate names, (ii) applications for registrations of any of the foregoing, (iii) renewals of any registrations, and (iv) all goodwill associated therewith.
               “Transfer Documents” means the Bill of Sale, the Assignment and Assumption Agreement and the Instrument of Assignment.
               “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.
          1.2 Terms Defined Elsewhere in this Agreement

Term	Section
Access Agreement	9.1	(w)
Accounts Receivable	2.1	(d)
Agreed Principles	3.2	(a)
Agreement	Preamble
Assignment and Assumption Agreement	9.1	(p)
Assignment Applications	7.5	(a)

Term	Section
Assumed Liabilities	2.3
Balance Sheets	5.4(a)
Balance Sheet Date	5.4(a)
Basket	10.5(a)
Bill of Sale	9.1(o)
Business Intellectual Property	5.9(a)
Business Software	5.9(a)
Calculation Notice	3.2(c)
Cap	10.5(a)
Cash Consideration	3.1
Clinton Sub-Lease Agreement	9.1(u)
Closing	4.1
Closing Balance Sheet	3.2(a)
Closing Date	4.1
Closing Net Current Assets	3.2(a)
Closing Outstanding Checks	3.3
Communications Act	5.3(b)
Confidential Information	7.7(b)
Confidentiality Agreement	7.7(a)
Contracts Security Agreement	9.1(m)
Copyright Assignment	9.1(q)
Copyright Security Agreement	9.1(j)
Demand	10.4(c)
Dispute	10.4(b)
Dispute Notice	10.4(b)
Employee Benefit Plan	5.22(a)
Excluded Assets	2.2
Excluded Contracts	2.2(a)
Excluded Liabilities	2.4
FCC	5.3(b)
FCC Consent	7.5(a)
FCC Licenses Closing	7.5(c)
FCC Licenses Closing Date	7.5(c)
Final Balance Sheet	3.2(d)
Foreign Ownership Application	7.5(a)
Harmful Code	5.9(f)
Independent Accountant	3.2(d)
Initial Calculation	3.2(b)
Instrument of Assignment	9.1(x)
Inventory	2.1(c)
Jackson Lease Assignment Agreement	9.1(v)
Jackson Sub-Lease Agreement	9.1(v)
Lender Consents	7.6
License Agreement	9.1(t)
Licensed Intellectual Property	5.9(a)

Term	Section
Loss or Losses	10.2
Material Contracts	5.7(a)
Material Customers	5.14(a)
Material Suppliers	5.14(b)
Net Current Assets	3.2(a)
Neutral Accounting Firm	2.7(a)
Non-Accepting Employees	8.1(a)
Non-Employee	8.1(a)
Nonassignable Assets	2.5(b)
Note	3.1
Pager Agreement	9.1(u)
Patent Assignment	9.1(s)
Patent Security Agreement	9.1(l)
Personal Property Leases	5.19
Pledge Agreement	9.1(n)
Post-Closing Covenants	10.1(b)
PP&E	2.1(f)
Pre-Closing Covenants	10.1(b)
Price Allocation	2.7(a)
Property Taxes	2.8(a)
Purchased Assets	2.1
Purchaser	Preamble
Purchaser Documents	6.2
Purchaser Indemnified Parties	10.2
Purchaser Plans	8.2(a)
Purchaser Savings Plan	8.2(c)
Qualified Plan	5.22(b)
Reimbursed Liabilities	3.3
Reimbursement Payment	3.3
Seller	Preamble
Seller Disclosure Schedule	Article V
Seller Documents	5.2
Seller Indemnified Parties	10.3
Shortfall Cash Amount	3.4
Shortfall Target	3.4
Short Term Lease	7.5(d)
Sister Company	7.5(a)
Sister Subsidiary	7.5(a)
Solicit	7.10(c)
Standard Procedure	8.1(d)
Subcontract for GSA Agreement	9.1(y)
Substantive Indication	7.5(a)
Survival Period	10.1(b)
Target Amount	3.2(a)
Termination Date	4.2(a)

Term	Section
Third Party Claim	10.4(a)
Tower Site Leases	5.18(a)
Trademark Assignment	9.1(r)
Trademark Security Agreement	9.1(k)
Transfer Applications	7.5(a)
Transfer Taxes	7.11
Transferred Employees	8.1(a)
Transferred Employees List	8.1(a)
Transition Services Agreement	9.1(z)
          1.3 Other Definitional and Interpretive Matters
               (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
               Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
               Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
               Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
               Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
               Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” or “Schedule” are to the corresponding Section or Schedule of this Agreement unless otherwise specified.
               Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
               Including. The words “including,” “includes” or any variation thereof shall be deemed to be followed by “but is not limited to and without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
               Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.
               (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
          2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser (or, with respect only to the FCC Licenses, the Sister Subsidiary or other Purchaser Designee) shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser or to the Sister Subsidiary or other Purchaser Designee all of the “Purchased Assets,” consisting of all of the assets, properties, rights, and interests wherever situated and of any kind or nature whatsoever owned by Seller as of the Closing Date and used directly or indirectly in the operation of the Business, other than the Excluded Assets. The Purchased Assets shall be transferred to Purchaser or, with respect only to the FCC Licenses, to the Sister Subsidiary or other Purchaser Designee by Seller free and clear of all Liens other than Permitted Exceptions. The “Purchased Assets” include each of the following assets:
               (a) Final Balance Sheet. All property (including real and personal property, whether tangible or intangible, and claims, rights and choses in action), rights, and interests of the Business set forth or reflected on the Final Balance Sheet (except the Excluded Assets);
               (b) Contracts. All rights of Seller under the Purchased Contracts and all claims or causes of action with respect to the Purchased Contracts;
               (c) Inventory. All inventory used or intended to be used primarily in connection with the Business, including all raw materials, work in process and finished goods (the “Inventory”);
               (d) Accounts Receivable. All accounts receivable and any evidence thereof relating to or arising out of the Business and operation thereof, and any payments received with respect thereto after the Closing Date (including cash or check payments in transit on the Closing

Date) (collectively, “Accounts Receivable”). Schedule 2.1(d) sets forth an itemized list of the Accounts Receivable as of March 26, 2008, and shall be updated as of the day immediately preceding the Closing Date, identifying such Accounts Receivable by obligor’s name, aging and amount;
               (e) Prepaid Expenses and Deposits. All deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses, including any prepaid rent, of Seller related to any of the Purchased Assets other than prepaid charges, expenses and rent under Personal Property Leases that is attributable to any period beginning prior to and ending on or before the Closing Date;
               (f) Property, Plant, and Equipment. All equipment, assets in construction, office furniture and fixtures, computer equipment, office equipment, other furnishings, trucks, automobiles and other vehicles, supplies, and other tangible personal property of every kind and description, including tooling, wherever located (collectively, “PP&E”), used primarily in the Business and including all PP&E located in Jackson, Mississippi as of the date hereof, other than such PP&E which is an Excluded Asset;
               (g) Leased Tangible Property. All of the leased tangible personal property, including those set forth in Schedule 2.1(g), which includes all prepayments, security deposits and options to renew or purchase in connection therewith;
               (h) Business Records. All Documents used in the Business, including Documents in Seller’s possession relating to products, services, marketing, advertising, promotional materials, Business Intellectual Property, and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on any of the premises currently used by the Business, but excluding such files as may be required under applicable Law regarding privacy;
               (i) FCC Licenses. All FCC Licenses, to the extent transferable to Purchaser or the Sister Subsidiary or other Purchaser Designee or to the extent otherwise dealt with in this Agreement;
               (j) Other Permits. All other Permits used by Seller in the Business to the extent transferable to Purchaser or a Purchaser Designee;
               (k) Non-Disclosure, Confidentiality, Non-Compete, and Similar Agreements. All rights of Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Employees or with third parties to the extent primarily relating to the Business or the Purchased Assets, including those agreements set forth on Schedule 2.1(k), except to the extent that such transfer of rights would violate the express terms of such agreements;
               (l) Warranties and Guarantees. All of Seller’s interest in rights under or pursuant to all warranties, representations and guarantees, if any, made by vendors, suppliers, manufacturers and contractors relating to the Business or affecting the Purchased Assets;

               (m) Intellectual Property. All Business Intellectual Property other than (i) such Business Intellectual Property that is Licensed Intellectual Property and (ii) those items of Business Intellectual Property set forth on Schedule 2.2(l);
               (n) Software. All Business Software other than such Business Software that is Licensed Intellectual Property;
               (o) Third Party Insurance Proceeds. All third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business;
               (p) Forms. All stationery, forms, labels, shipping material, art work, and photographs, in each case, except to the extent incorporating any Excluded Marks;
               (q) Claims. All of Seller’s causes of action, claims, credits, demands or rights of set-off against third parties, to the extent related to the Business, except to the extent related to any Excluded Asset;
               (r) Funded Compensation Rights. All rights (including experience ratings, to the extent transferable to Purchaser) with respect to unemployment and workers’ compensation, in each case, relating to Transferred Employees;
               (s) Communications. All rights to the telephone and facsimile numbers used in the Business, as well as all rights to receive mail and other communications addressed to Seller and relating to the Business (including mail and communications from customers, suppliers, distributors, agents and others and payments with respect to the Purchased Assets);
               (t) Lockboxes. All rights to the lockbox accounts used primarily in the Business as set forth in Schedule 2.1(t);
               (u) Goodwill. All goodwill of the Business; and
               (v) Other Assets. Any asset of Seller of a type not described by the foregoing clauses of this Section 2.1 that are necessary for the operation of the Business in a manner consistent with past practice of Seller since February 1, 2007.
          2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:
               (a) Excluded Contracts. All rights of Seller under the Contracts set forth on Schedule 2.2(a), including all claims or causes of action with respect thereto (the “Excluded Contracts”).
               (b) Cash and Cash Equivalents. All cash, cash equivalents, bank deposits or similar cash items of Seller, except to the extent otherwise provided in Section 3.4;

               (c) Stock Certificates; Subsidiaries. All shares of capital stock of, or other ownership interests in the Subsidiaries, and all assets owned, leased or held by the Subsidiaries except for any assets used primarily in the Business;
               (d) Real Property. All Retained Real Property;
               (e) Corporate Books. All minute books, organizational documents, stock registers and such other books and records of Seller or any Subsidiary as pertain to ownership, organization or existence of Seller and each Subsidiary;
               (f) Additional Books and Records. Any (i) books and records that Seller and the Subsidiaries are required by Law to retain or that Seller determines are necessary or advisable to retain; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Business or any of the Purchased Assets; and (ii) documents relating to proposals to acquire the Business by Persons other than Purchaser;
               (g) Tax Refunds. All interests in or rights to any refund of Taxes, Tax credits or Tax loss carryforwards relating to the operation of the Business, the Purchased Assets or the Assumed Liabilities, or applicable to, any period, or any portion of any period, ending on or before the Closing Date;
               (h) Tax Records. All Tax returns of Seller and the Subsidiaries and the Business and all records (including working papers) related thereto;
               (i) Claims Related to Excluded Assets. All of Seller’s causes of action, claims, counterclaims, credits, demands or rights of set-off against third parties to the extent related to any Excluded Asset;
               (j) Seller’s Rights Under This Agreement. All rights that accrue to Seller under this Agreement and the Seller Documents;
               (k) Employee Benefit Plans. All Employee Benefit Plans and any assets relating to such plans;
               (l) Intellectual Property. Those items of Business Intellectual Property set forth on Schedule 2.2(l); and
               (m) Other Assets. Such other assets as are set forth on Schedule 2.2(m).
          2.3 Assumption of Liabilities
               On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall assume, effective as of the Closing, and shall timely perform, pay and discharge in accordance with their respective terms, only the Liabilities of Seller set forth below in this Section 2.3, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), consisting only of the following Liabilities:

               (a) Liabilities of Seller for performance under the Purchased Contracts after the Closing Date, except for any performance that was required prior to the Closing pursuant to the terms of the Purchased Contracts;
               (b) all accounts payable existing on the Closing Date and incurred in the Ordinary Course of the Business (including, for the avoidance of doubt, (i) invoiced accounts payable and (ii) accrued but uninvoiced accounts payable); and Seller shall, no less than five Business Days prior to the Closing Date, deliver to Purchaser Seller’s good faith list of same as anticipated to exist on the Closing Date; provided, however, that such accounts payable shall be Assumed Liabilities only to the extent the amount thereof is shown in the Closing Net Current Assets and is expressly taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 3.2;
               (c) all Taxes to be paid by Purchaser pursuant to Section 7.11;
               (d) all accrued vacation, sick pay or personal day payment obligations of Seller as of the Closing Date with respect to Transferred Employees; provided, however, that such obligations shall be Assumed Liabilities only to the extent the amount thereof is shown in the Closing Net Current Assets and is expressly taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 3.2;
               (e) Liabilities for warranty claims, if any, first made after the first anniversary of the Closing Date for the return by any customer of Seller of products sold or distributed by Seller on or prior to the Closing Date; provided, however, that in no event shall the Assumed Liabilities include any Liabilities for warranty claims based upon, attributable to or resulting from (i) anything other than Seller’s usual and customary express written warranty, or (ii) any implied warranty arising due to statements or conduct of Seller or Seller’s employees or agents; and
               (f) all other Liabilities of the Business (other than Taxes) shown on the Final Balance Sheet; provided, however, that such Liabilities shall be Assumed Liabilities only to the extent the amount thereof is shown in the Closing Net Current Assets and is expressly taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 3.2.
          2.4 Excluded Liabilities. Purchaser will not assume, or be liable for, any liabilities which are not Assumed Liabilities. All such liabilities which are not Assumed Liabilities shall be referred to as “Excluded Liabilities,” all of which Seller shall retain and remain liable for (whether such Excluded Liabilities are known or unknown, absolute, contingent, liquidated or unliquidated, due or to become due, and whether claims with respect thereto are asserted before or after the Closing). Notwithstanding anything to the contrary contained in Section 2.3 and without any implied increase in any of the Assumed Liabilities, Excluded Liabilities shall include each of the following Liabilities:
               (a) any and all Liabilities of and/or on behalf of Seller for costs and expenses incurred in connection with this Agreement or the negotiation and consummation of the transactions contemplated by this Agreement;

               (b) any and all Liabilities under Contracts with any officer, director or Affiliate of Seller who is a Non-Accepting Employee;
               (c) any and all employee-related Liabilities of Seller accrued or arising out of actions, omissions or events occurring prior to or on the Closing Date, including (i) accrued salaries and wages, (ii) accrued payroll Taxes, (iii) withholdings, (iv) charges of unfair labor practices, and (v) discrimination complaints, but not including accrued vacation and sick pay to the extent assumed under Section 2.3;
               (d) any and all Liabilities of Seller for the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA with respect to Non-Accepting Employees;
               (e) any and all Liabilities owed to, or claims of, Seller’s creditors, whether arising on, prior to or after the Closing Date, which may be asserted against Purchaser or any of the Purchased Assets pursuant to any applicable bulk sales, bulk transfer or similar laws and which do not otherwise constitute Assumed Liabilities;
               (f) any and all Liabilities under any intercompany loans, accounts or Contracts between the Business, on the one hand, and Seller or any of its Affiliates, on the other hand;
               (g) any and all Liabilities relating to litigation (i) involving the Business, the Purchased Assets or Seller and existing as of the Closing Date, or (ii) to the extent arising out of or resulting from the Excluded Assets or Excluded Liabilities or from events, facts or circumstances occurring or existing on or prior to the Closing Date;
               (h) any and all Liabilities of Seller arising by reason of any violation of any Law or any requirement of any Governmental Body, including all Liabilities arising from, related to or in connection with FCC enforcement actions, in each case, to the extent such Liability results from or arises out of events, facts or circumstances occurring or existing on or prior to the Closing Date;
               (i) any and all Liabilities relating to or arising out of Excluded Assets, including Excluded Contracts;
               (j) any and all Taxes arising from or with respect to the Purchased Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date, and income and similar Taxes, of a type not described in Section 7.11, that are imposed as a result of the sale of the Purchased Assets pursuant to this Agreement (except, in any case, as otherwise provided in this Agreement);
               (k) any Liabilities of Seller for Indebtedness;
               (l) all sales and use taxes, other than pursuant to Section 7.11, if any;
               (m) any and all Liabilities of Seller under any Contract, other than the Purchased Contracts,

               (n) any and all Liabilities of Seller under any Contract or Permit arising out of a breach or alleged breach thereof by Seller on or prior to the Closing Date;
               (o) any and all Liabilities of Seller arising by reason of any violation or alleged violation of any Law or any requirement of any Governmental Body on or prior to the Closing Date;
               (p) any and all Liabilities relating to or arising out of claims or causes of action with respect to any Purchased Contract except those Liabilities assumed under Section 2.3(a);
               (q) any and all Liabilities (A) arising during the one year period commencing on the Closing Date, including Liabilities for claims made but not paid or resolved prior to the first anniversary of the Closing Date, for the return by any customer of Seller of products sold or distributed by Seller on or prior to the Closing Date, or (B) for warranty claims based upon, attributable to or resulting from (i) anything other than Seller’s usual and customary express written warranty, or (ii) any implied warranty arising due to statements or conduct of Seller or Seller’s employees or agents; except, in each case under (A) or (B) of this subparagraph, to the extent that Purchaser elects to satisfy such Liabilities using standards consistent with Seller’s past practice relating to the Business regarding warranty claims, in which event Seller shall promptly reimburse Purchaser for the costs incurred by Purchaser;
               (r) any and all Liabilities of Seller arising out of the injury to or death of any person or animal or damage to or destruction of any tangible property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from or related to products (or parts or components thereof) sold, distributed or otherwise disposed of or services performed by or on behalf of Seller, in each case, on or prior to the Closing Date;
               (s) any and all Liabilities of Seller for severance pay or the like with respect to any Employee; and
               (t) any and all Liabilities of Seller for salaries, commissions, bonuses, deferred compensation or like payments (other than accrued but unused vacation, sick days, or personal days with respect to Transferred Employees to the extent assumed under Section 2.3) to any Employee for the period prior to the Closing.
               Notwithstanding any provisions in this Agreement to the contrary, Purchaser is assuming only the Assumed Liabilities and is not assuming any other Liability of Seller or its Subsidiaries (or any predecessor owner of all or part of the Business) of whatever nature. All such other Liabilities shall be retained by and remain Liabilities and obligations of Seller.
          2.5 Further Conveyances and Assumptions; Consent of Third Parties.
               (a) From time to time after the Closing, Seller and Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the rights, titles and interests intended to be conveyed to Purchaser under this Agreement and the Transfer Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Transfer Documents, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby.
               (b) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained; provided, however, that Seller shall use its commercially reasonable efforts to cooperate with Purchaser at its request for up to 180 days after the Closing Date in endeavoring to obtain such consents promptly; and provided further that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent is requested unless expressly required by the terms of any Contract (excluding Tower Site Leases); and that Seller shall promptly notify Purchaser of any request for payment of any such consideration. Purchaser and Seller shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Purchased Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its Affiliates so that, in any such case, Purchaser shall be solely responsible for such Liabilities.
          2.6 Bulk Sales Laws. Purchaser hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
          2.7 Purchase Price Allocation.
               (a) For all Tax purposes, the Purchase Price (plus any Assumed Liabilities that are treated as consideration for the Purchased Assets) shall be allocated in the manner set forth in this Section 2.7 (the “Price Allocation”). Purchaser shall prepare a proposed allocation in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder and shall deliver such proposal to Seller for its review and approval not later than forty five (45) Business Days after the Closing Date. Seller shall have thirty (30) Business Days after receipt of the proposed allocation to accept the proposed allocation, which acceptance shall not be unreasonably withheld or delayed. If Seller fails to object in writing to Purchaser prior to the end of such 30-day period, Seller shall be deemed to have accepted the proposed allocation. If Seller does delivery written notice of its objection (which shall be accompanied by Seller’s proposed modifications to the allocation) prior to the end of such 30-day period, and Purchaser and Seller cannot agree on the allocation within twenty (20) Business Days of such objection and proposed modifications, such dispute shall be settled, within thirty (30) Business Days of its submission to an accounting firm mutually acceptable to Seller and Purchaser (“Neutral Accounting Firm”), by the Neutral Accounting Firm, after which time the allocation determined by the Neutral Accounting Firm shall become the final Price Allocation. Purchaser and Seller shall submit the dispute to the Neutral Accounting Firm within twenty (20) Business Days of receipt by Purchaser of the modifications to which it objects. After determination of the final Price Allocation, (i) each party agrees to timely file an IRS Form 8594 reflecting the Price Allocation for the taxable year that includes the Closing Date and to make any timely filing required by applicable state or local Law, (ii) such Price Allocation shall be binding on Purchaser and Seller for all Tax reporting purposes, (iii) none of Purchaser or Seller or any of their respective Affiliates shall take any position inconsistent with such Price Allocation in connection with any Tax proceeding, except to the extent required by applicable Law, and (iv) if any Taxing Authority disputes such Price Allocation, the party receiving notice of the dispute shall promptly notify the other party hereto of such dispute, and the parties hereto shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of such Price Allocation.
               (b) The Neutral Accounting Firm shall address only those issues in dispute, and may not assign a value to any item that is (i) greater than the greatest value for such item claimed by either Seller or Purchaser or (ii) lower than the lowest value claimed by either Seller or Purchaser. The Neutral Accounting Firm’s determination shall be based only upon written submissions by Purchaser and Seller, and not upon an independent review by the Neutral Accounting Firm. The parties shall instruct the Neutral Accounting Firm that its decision shall be rendered within thirty (30) Business Days of the referral of such matter thereto, and the decision of the Neutral Accounting Firm shall be final and binding on all of the parties for the purposes of this Agreement, and such decision shall set forth in writing any necessary revisions to the Price Allocation based on such determination. The fees and expenses of the Neutral Accounting Firm shall be borne equally by Seller and Purchaser.
               (c) Any indemnification payment treated as an adjustment to the Total Consideration paid for the Purchased Assets under Article III shall be reflected as an adjustment to the consideration allocated to a specific asset, if any, giving rise to the adjustment and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the Purchased Assets in accordance with the Price Allocation method provided in this Section 2.7.
          2.8 Allocation of Taxes and Expenses.
               (a) All state, county and local ad valorem Taxes on Purchased Assets (“Property Taxes”) shall be prorated between Purchaser and Seller as of the Closing Date, computed by multiplying the amount of Property Taxes for the fiscal year for which the same are levied by a fraction, the numerator of which is the number of days in such fiscal year up to and including the Closing Date, and the denominator of which is the number of days in such fiscal year. In connection with such proration of Property Taxes, in the event that actual Property Tax figures are not available at the Closing Date, proration of Property Taxes shall be based upon the actual Property Taxes for the preceding fiscal year for which actual Property Tax figures are available, and re-prorated when actual Property Tax figures become available. All utility charges, gas charges, electric charges, water charges, water rents and sewer rents, if any, relating to the Purchased Assets shall be apportioned between Purchaser and Seller as of the Closing Date, computed on the basis of the most recent meter charges or, in the case of annual charges, on the basis of the established fiscal year.

               (b) After the Closing Date, Seller shall advise Purchaser, and Purchaser shall advise Seller, of any such prorations, and the Purchase Price shall be increased or decreased, as applicable. In the event the third party tax preparer used by Purchaser or Seller for Property Tax matters shall receive bills after the Closing Date for expenses incurred before the Closing Date that were not previously prorated in accordance with this Section 2.8, then such third party tax preparer shall promptly notify Purchaser and Seller as to the amount of the expense subject to proration and Purchaser and Seller shall cause the third party tax preparer to pay the entire expense (in which case, each of Purchaser and Seller shall reimburse the third party tax preparer for its portion of such expenses). No amounts due under this Section 2.8 by Purchaser or Seller shall be in any way offset or withheld in respect of any claim for indemnification or otherwise under this Agreement.
ARTICLE III
CONSIDERATION
          3.1 Consideration.
               Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser and/or a Purchaser Designee of the Business and the Purchased Assets, at the Closing, (i) Purchaser shall and/or shall cause a Purchaser Designee to deliver to an account designated by Seller an amount equal to Three Million Dollars ($3,000,000.00) (the “Cash Consideration”), (ii) Purchaser shall deliver to Seller a Note in the form of Exhibit A-1 (the “Note”) in the principal amount of Five Million Dollars ($5,000,000.00) and (iii) Purchaser shall assume the Assumed Liabilities.
          3.2 Purchase Price Adjustment.
               (a) For the purposes of this Agreement, the amount of negative $1,596,886 is referred to as the “Target Amount”. For purposes of this Agreement, the “Closing Balance Sheet” means the consolidated assets and liabilities of the Business as of the Closing Date, in each case solely comprised of Purchased Assets, Assumed Liabilities and Reimbursed Liabilities, and determined in accordance with the accounting principles set forth on Schedule 3.2(a)(i) (the “Agreed Principles”). For the avoidance of doubt, to the extent that the Agreed Principles conflict with GAAP, the Agreed Principles shall be used to prepare the Closing Balance Sheet. For purposes of this Agreement, “Closing Net Current Assets” means the amount calculated with reference to the Closing Balance Sheet and in the manner set forth on Schedule 3.2(a)(ii).
               (b) Initial Calculation. As soon as practical (and in no event later than forty-five (45) days after the Closing Date), Purchaser shall prepare and deliver to Seller a balance sheet of the Business as of the Closing Date, setting forth the Closing Balance Sheet and Purchaser’s calculation of the Closing Net Current Assets, determined in accordance with Section 3.2(a) (together, the “Initial Calculation”), including such schedules and data with respect to the determination of the Closing Net Current Assets as may be appropriate to support such Initial Calculation.

               (c) Calculation Notice. Within fifteen (15) days after delivery to Seller of the Initial Calculation by Purchaser, Seller may deliver to Purchaser a written notice (the “Calculation Notice”) either (i) advising Purchaser that Seller agrees with and accepts the Initial Calculation or (ii) setting forth a detailed explanation of those items in the Initial Calculation that Seller disputes and, to the extent possible, a statement, with reasonable detail as to the disputed matters, of what Seller believes is the correct calculation of the Closing Net Current Assets. If Seller does not submit a Calculation Notice within such 15 day period, then the Initial Calculation shall become final and shall not be subject to further review, challenge or adjustment, absent fraud. If Seller submits a Calculation Notice with such 15 day period, and (x) Purchaser shall concur with the Calculation Notice, or (y) Purchaser does not object to the Calculation Notice in a writing delivered to Seller within fifteen (15) days after Purchaser’s receipt of the Calculation Notice, then the calculation of the Closing Net Current Assets set forth in the Calculation Notice shall become final and shall not be subject to further review, challenge or adjustment, absent fraud.
               (d) If Purchaser objects to any of the revisions set forth in the Calculation Notice, Purchaser and Seller will attempt to resolve such matters in good faith. In the event that Seller and Purchaser are unable to resolve any disputes regarding the Closing Net Current Assets within ten (10) days after the date Purchaser objects to the Calculation Notice, then Seller and Purchaser shall promptly thereafter cause an independent accounting firm as they shall mutually select (the “Independent Accountant”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Net Current Assets (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). Each party agrees to execute, if requested by the Independent Accountant, an engagement letter containing terms that are reasonably requested by the Independent Accountant. Purchaser and Seller shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant. In making such calculation, the Independent Accountant shall consider only those items or amounts in the Initial Calculation as to which Seller has disagreed in its Calculation Notice and shall not review any but the disputed items and shall not determine an amount for any disputed item that is outside the range that is in dispute for that item. The Independent Accountant shall deliver to Purchaser and Seller, as promptly as practicable (but in any case no later than forty-five (45) days after the date of engagement of the Independent Accountant), a report setting forth such calculation. Such report shall be final and binding upon Purchaser and Seller, shall be deemed a final arbitration award that is binding on Purchaser and Seller, and neither Purchaser nor Seller shall seek further recourse to courts or other tribunals, other than to enforce such report. Judgment may be entered to enforce such report in any court of competent jurisdiction. Each of Purchaser and Seller shall pay one-half of the cost of the Independent Accountant’s review and report. The balance sheet of the Business setting forth the Closing Net Current Assets and as determined in accordance with the Agreed Principles, as finally determined pursuant to the procedures set forth above, is herein referred to as the “Final Balance Sheet.”
               (e) Purchaser and Seller shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Initial Calculation and the calculation of Closing Net Current Assets and in the conduct of the review referred to in this Section 3.2, including the making available to the extent necessary of books, records, work papers and personnel.

               (f) If the Closing Net Current Assets, as finally determined, is greater than the Target Amount then Purchaser shall pay to Seller the amount of such difference. If the Closing Net Assets, as finally determined, is less than the Target Amount then Seller shall pay to Purchaser the amount of such shortfall. Notwithstanding the foregoing, no payments shall be made pursuant to this Section 3.2(f) to the extent that the difference between the Closing Net Current Assets, as finally determined and the Target Amount is equal to or less than $5,000.
               (g) Any payment pursuant to Section 3.2(f) shall be made at a mutually convenient time and place within five (5) Business Days after the Closing Net Current Assets have been finally determined by wire transfer by Purchaser or Seller, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party. The amount of any payment to be made pursuant to this Section 3.2 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the “prime rate” as published in the “money rates” (or similar) section of The Wall Street Journal on the date of payment calculated on the basis of the number of days elapsed from the Closing Date to the date of payment.
          3.3 Reimbursed Liabilities.
               Purchaser has agreed to reimburse Seller for certain liabilities of the Business set forth on Schedule 3.3 (the “Reimbursed Liabilities”). Within three (3) Business Days after the Closing Date, Seller will prepare and deliver, or cause to be prepared and delivered, to the Purchaser a statement of the Reimbursed Liabilities. Such statement shall describe in reasonable detail the amount and basis for calculation of the Reimbursed Liabilities, and Seller shall promptly make available to Purchaser and its representatives all information, records, data and working papers as may be reasonably requested by Purchaser to confirm the nature and amount of the Reimbursed Liabilities. Subject to the immediately following sentence, Purchaser agrees to pay to the Seller in cash the total of the Reimbursed Liabilities within ten (10) Business Days of the Closing Date or seven (7) Business Days after receipt by Purchaser of such statement of the Reimbursed Liabilities, whichever is later (the “Reimbursement Payment”). Should Purchaser dispute any amount of the Reimbursed Liabilities presented by Seller then such amount shall be deducted from the Reimbursement Payment pending resolution of such dispute. Purchaser shall describe in reasonable detail the nature of the disputed items of Reimbursed Liabilities and the basis for any such dispute. Seller and Purchaser will negotiate in good faith to resolve such dispute and shall cooperate with and make available to the other party and its representatives all information, records, data and working papers as may be reasonably required in connection with the resolution of any disputes with respect thereto. If Seller and Purchaser, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Purchaser first disputes Seller’s statement of Reimbursed Liabilities, then the process for resolving the dispute shall be resolved in accordance with the provisions as set out in Section 3.2(d).

          3.4 Closing Date Shortfall Cash. If the Closing Net Current Assets as estimated by Seller in good faith as of the Closing, is less than negative $2,596,886 (the “Shortfall Target”) then the amount of cash equal to the difference between the Closing Net Current Assets as estimated by Seller in good faith as of the Closing and the Shortfall Target (the “Shortfall Cash Amount”) shall be included as a Purchased Asset and shall be transferred by Seller to Purchaser at the Closing. Notwithstanding anything contained in this Agreement to the contrary, if the Closing Net Current Assets (after taking into account the Shortfall Cash Amount paid at the Closing) are less than the Shortfall Target, then Purchaser shall have the right to rescind the transactions contemplated by this Agreement, such right of rescission to be exercised by written notice given to Seller within thirty (30) days after the final determination of the Closing Net Current Assets.
ARTICLE IV
CLOSING AND TERMINATION
          4.1 Closing Date. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II (the “Closing”) shall take place at 7 Times Square, New York, NY, 10036 (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York City time) on the last Business Day of the month in which all of the conditions set forth in Article IX have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time); provided, however, that if all such conditions have been satisfied or waived prior to the 15th day of the month, the Closing shall take place on the fifth Business Day after all such conditions have been waived or satisfied, unless another time, date or place is agreed to in writing by the parties hereto (the “Closing Date”); provided further that the closing of the sale of the FCC Licenses may be deferred to a later date pursuant to Section 7.5.
          4.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:
               (a) At the election of Seller or Purchaser on or after the date that is seventy-five (75) days after the date hereof (such date, the “Termination Date”), if the Closing shall not have occurred by the close of business on such date; provided, however, that, if the condition set forth in Section 9.1(e) and/or 9.1(f) is/are the only condition(s) remaining to be satisfied on such date (other than those conditions that are only capable of being satisfied on the Closing), then Seller or Purchaser may extend the Termination Date by thirty (30) additional days; and provided further that the right to terminate this Agreement under this Section 4.2(a) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
               (b) by mutual written consent of Seller and Purchaser;
               (c) by Purchaser, provided that it is not then in material breach of any of its obligations under this Agreement, if Seller (i) fails in any material respect to perform any of its covenants in this Agreement when performance thereof is due or (ii) has breached in any material respect any of the representations or warranties contained in Article V, and does not cure such failure or breach within fifteen (15) Business Days after Purchaser delivers written notice thereof; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 4.2(c) if, prior to the expiration of such fifteen (15) Business Day period, Seller delivers a certificate signed by an officer of Seller certifying that (A) Seller reasonably believes that such breach or failure is capable of being cured prior to the Termination Date and (B) Seller shall use its reasonable best efforts to cause such breach or failure to be cured prior to the Termination Date;
               (d) by Seller, provided that it is not then in material breach of any of its obligations under this Agreement, if Purchaser (i) fails in any material respect to perform any of its covenants in this Agreement when performance thereof is due or (ii) has breached in any material respect any of the representations or warranties contained in Article VI, and does not cure such failure or breach within fifteen (15) Business Days after Seller delivers written notice thereof; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 4.2(d) if, prior to the expiration of such fifteen (15) Business Day period, Purchaser delivers a certificate signed by an officer of Seller certifying that (A) Purchaser reasonably believes that such breach or failure is capable of being cured prior to the Termination Date and (B) Purchaser shall use its reasonable best efforts to cause such breach or failure to be cured prior to the Termination Date;
               (e) by Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence); or
               (f) by Purchaser if a negative Substantive Indication has been received by Purchaser within sixty (60) days after the date hereof; provided, however, that a request by the FCC for additional information relating to the Transfer Applications, Assignment Applications or Foreign Ownership Applications shall not be deemed to be a negative Substantive Indication; and provided, further, that Purchaser shall have only until seventy-five (75) days after the date hereof to terminate under this subparagraph (f).
          4.3 Procedure Upon Termination. (a) In the event of termination and abandonment by Purchaser or Seller, or both, pursuant to Section 4.2, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Assets hereunder shall be abandoned, without further action by Purchaser or Seller.
               (b) Notwithstanding the provisions of Section 4.3(a), if this Agreement is being terminated by Purchaser solely in accordance with Section 4.2(f), (i) Purchaser shall promptly provide Seller with copies of all written communications from the FCC relating to the Transfer Applications, Assignment Applications or Foreign Ownership Applications and the negative Substantive Indication relating thereto; (ii) Purchaser shall consent to Seller and its counsel participating in telephonic conversations with the FCC relating to the negative Substantive Indication; and (iii) the termination of this Agreement by Purchaser solely in accordance with Section 4.2(f) shall take effect fifteen (15) days after Seller’s receipt of Purchaser’s termination notice if the FCC shall have not withdrawn its negative Substantive Indication in writing within such fifteen (15) day period. If the FCC withdraws its negative Substantive Indication in writing during such fifteen (15) day period, such termination notice shall be of no further force and effect and this Agreement shall not be terminated. This Section 4.3(b) shall not modify or delay the rights of Purchaser or Seller to terminate this Agreement for any of the reasons specified in Section 4.2 other than Section 4.2(f).
          4.4 Effect of Termination.
               (a) In the event that this Agreement is validly terminated in accordance with Sections 4.2 and 4.3, then each of the parties shall be relieved of its respective duties and obligations arising under this Agreement from and after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, however, that no such termination shall relieve any party hereto from liability for any breach of this Agreement or other Liability arising prior to termination hereof and; provided, further, that the obligations of the parties set forth in this Section 4.4 and Article XI shall survive any such termination and shall be enforceable hereunder.
               (b) The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 4.4 shall relieve Purchaser or Seller of its respective obligations under the Confidentiality Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
     Matters disclosed by Seller in the Seller Disclosure Schedule dated and delivered to Purchaser on even date herewith (the “Seller Disclosure Schedule”) in reference to any particular Section will be deemed to be disclosed for all purposes of Article V to the extent that the disclosure of such matters in such other section of the Seller Disclosure Schedule, upon review of the entire Seller Disclosure Schedule, is reasonably apparent. Seller shall make reasonable efforts to cross reference all disclosures to the representation and warranty being qualified thereby. Except as specifically disclosed, or as qualified by specific information set forth, in the Seller Disclosure Schedule, Seller represents and warrants to Purchaser as follows:
          5.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Section 5.1 of the Seller Disclosure Schedule sets forth a list of the jurisdictions in which Seller is qualified to do business as of the date hereof.

          5.2 Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement and Seller has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and such other agreements and documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing or FCC Licenses Closing, as applicable, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          5.3 Conflicts; Consents of Third Parties; Subsidiaries.
               (a) None of the execution and delivery by Seller of this Agreement, the consummation of the transactions contemplated hereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or by-laws of Seller; (ii) any Purchased Contract (other than Tower Site Leases); (iii) any Permit relating to the Business; (iv) any Order of any Governmental Body applicable to Seller or by which any of the Purchased Assets are bound; or (v) any applicable Law, other than, in the case of this clause (v) only, such conflicts or violations that would not cause a Material Adverse Effect.
               (b) No consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement, the compliance by Seller with any of the provisions hereof, or the consummation of the transactions contemplated hereby, except for filings with and approvals of the Federal Communications Commission (the “FCC”) as required under the Communications Act of 1934 (the “Communications Act”) and the rules and regulations promulgated thereunder.
               (c) All of Seller’s Subsidiaries are listed in Section 5.3(c) of the Seller Disclosure Schedule. No such Subsidiary owns, uses, has a right to use, leases, licenses, or otherwise has any interest of any type whatsoever in any of the Purchased Assets.

          5.4 Balance Sheets; Books of Account.
               (a) Seller has made available to Purchaser copies of the unaudited balance sheets of the Business as of August 31, 2007, October 31, 2007, December 31, 2007 and January 31, 2008 (collectively, the “Balance Sheets”). The Balance Sheets have been prepared in accordance with GAAP consistently applied and presents fairly in all material respects the balance sheet of the Business at the date indicated therein. For the purposes hereof, January 31, 2008 is referred to as the “Balance Sheet Date.”
               (b) The books, records and accounts of Seller, as they relate to the Business, accurately and fairly reflect, in all material aspects, the transactions and the assets and liabilities of the Business. With respect to the Business, Seller maintains a system of internal accounting control sufficient all material aspects to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to assets, properties, books, records and accounts is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
               (c) With respect to the Business, Seller does not have any Liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that would in the aggregate be material, except Liabilities that (i) are reflected or disclosed in Balance Sheets as of the Balance Sheet Date (whether or not required under GAAP to be disclosed in the Balance Sheet or the notes thereof), (ii) were incurred after the Balance Sheet Date in the Ordinary Course of Business or (iii) are set forth in Section 5.4(c) of the Seller Disclosure Schedule.
          5.5 Title to Purchased Assets; Sufficiency.
               (a) Seller owns and has good title to each of the Purchased Assets, free and clear of all Liens other than Permitted Exceptions.
               (b) The Purchased Assets constitute all of the assets necessary together with Seller’s agreements hereunder and under the Seller Documents for Purchaser to conduct the Business as of the Closing Date without interruption and in the ordinary course of business, except the Excluded Assets and those services set forth in Section 5.5(b) of the Seller Disclosure Schedule.
               (c) Except for the effects of this Agreement, the consummation of the transactions contemplated hereby, or of any actions of Purchaser or any Affiliate of Purchaser, upon the consummation of the transactions contemplated hereby, Purchaser will have acquired, on and as of the Closing Date or FCC Licenses Closing Date, as applicable, good and valid title in and to the Purchased Assets, free and clear of all Liens other than Permitted Exceptions.

          5.6 Compliance with Laws; Permits.
               (a) Except for minor discrepancies in the latitude and/or longitude of certain sites, Seller is in compliance in all material respects with all Laws applicable to its operation of the Business and its ownership of the Purchased Assets. Since January 31, 2007, Seller has not received any written notice, including in disclosure schedules received from MCI, LLC or its Affiliates, of or been charged with the violation of any Laws. Section 5.6(a) of the Seller Disclosure Schedule contains a description of any such written notices which have been received by Seller as of the date hereof.
               (b) Except as set forth on Section 5.6(b) of the Seller Disclosure Schedule, Seller currently has all Permits which are required for the operation of the Business as presently conducted. With respect to the Business, Seller is not in material default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any Permit to which it is a party.
               (c) Section 5.6(c) of the Seller Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of the FCC Licenses. Except for minor discrepancies with respect to the latitude and/or longitude of certain sites, (i) each of the FCC Licenses is in full force and effect; (ii) Seller has complied in all material respects with the terms of each of the FCC Licenses; (iii) to the Knowledge of Seller, no condition exists or event has occurred which, with or without the lapse of time or the giving of notice, or both, would reasonably be expected to result in the revocation, cancellation, adverse modification or non-renewal of any of the FCC Licenses; (iv) without limiting the generality of clause (ii) above, as of the date hereof, all license fees and expenses due and payable by Seller in relation to the FCC Licenses have been paid by Seller; and (v) since February 1, 2007, all material reports and other documents required to be filed by Seller with the FCC or any other Governmental Body with respect to the FCC Licenses have been timely filed.
          5.7 Material Contracts.
               (a) Section 5.7(a) of the Seller Disclosure Schedule sets forth all of the following Contracts currently in effect, other than Tower Site Leases and Excluded Contracts, to which Seller is a party or by which it is bound that are primarily related to the Business or by which the Purchased Assets may be bound or affected, whether or not they are Purchased Contracts (collectively, the “Material Contracts”):
               (i) Contracts with any officer, director or Affiliate of Seller who currently provides services to the Business;
               (ii) Contracts containing a covenant or agreement not to compete in any geographical area or in any line of business that materially limits the operation of the Business as presently conducted;
               (iii) Contracts for the sale or lease of, or other granting of rights with respect to, any of the Purchased Assets, other than in the Ordinary Course of Business;

               (iv) Contracts relating to any acquisition or divestiture made (and for which there are continuing contractual obligations of Seller thereunder as of the date hereof) or to be made by Seller of any operating business or capital stock of Seller or relating to or affecting the Business;
               (v) any union contract, collective bargaining agreement or other similar agreement affecting any Employee;
               (vi) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits related to or affecting the Business;
               (vii) Contracts relating to incurrence of Indebtedness, or the making of any loans, in each case, other than in the Ordinary Course of Business and other than those that are Excluded Contracts;
               (viii) Contracts with customers or suppliers relating to the Business not terminable without penalty greater than $10,000, individually, upon 90 days (or less) notice, other than Contracts with individual users of pagers;
               (ix) Contracts with vendors providing for an extension of credit other than consistent with normal customer credit terms;
               (x) Any standalone non-compete agreements relating to the Business; and
               (xi) Contracts which involve the expenditure of more than $50,000 in the aggregate, other than payments to common carriers for network backbone infrastructure services and other than Tower Site Leases.
True and complete copies of all Material Contracts have been made available to Purchaser.
               (b) All Material Contracts are valid, binding and in full force and effect and are enforceable by Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither Seller nor, to the Knowledge of Seller, any other party to any of the Material Contracts is in breach or default thereunder in any material respect. To the Knowledge of Seller, no condition exists or event has occurred which, with or without the lapse of time or the giving of notice, or both, would constitute a default by Seller in any material respect under any Material Contract.

          5.8 Legal Proceedings. As of the date of this Agreement, there are no Legal Proceedings pending, nor, to the Knowledge of Seller, threatened against Seller, or to which Seller is otherwise a party, before any Governmental Body and (i) relating to the Business or (ii) which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement. As of the date of this Agreement, Seller is not subject to any Order relating to the Business.
          5.9 Intellectual Property.
               (a) Section 5.9(a) of the Seller Disclosure Schedule identifies (i) all Intellectual Property (excluding Software) used in connection with the Business (“Business Intellectual Property”) and Software used in connection with the Business (“Business Software”), and (ii) each item of Business Intellectual Property (excluding Business Software) and Business Software that any third party owns and that Seller uses in connection with the Business pursuant to license, sublicense, agreement or permission (those items of Business Intellectual Property and Business Software in clause (ii) are collectively referred to as “Licensed Intellectual Property”). Except as set forth on Section 5.9(a) of the Seller Disclosure Schedule, Seller has not licensed or granted to anyone the right to use any of the Business Intellectual Property or Business Software. Seller has taken all commercially reasonable actions to maintain all issued patents, trademarks and copyright registrations in the Statutory Intellectual Property, to prosecute all pending applications in the Statutory Intellectual Property and to protect all Non-Statutory Intellectual Property owned by Seller and used in the Business.
               (b) Except as set forth on Section 5.9(b) of the Seller Disclosure Schedule, Seller owns all right, title and interest in, free and clear of all Liens and other encumbrances and licenses, has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, and, where necessary, has made timely and proper application for, all Business Intellectual Property and Business Software rights (other than with respect to the Licensed Intellectual Property) necessary or required for the conduct of the Business as it has been conducted by Seller since February 1, 2007.
               (c) To the Knowledge of Seller, the Business has not infringed upon or misappropriated any Intellectual Property rights of third parties. Except for actions relating to the prosecution of patent and trademark applications pending before the respective patent and trademark offices, Seller has not received written notice of any pending or threatened Legal Proceeding or other action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand that challenges the legality, validity, enforceability, registrations, use, or ownership of any item of Business Intellectual Property or Business Software in any applicable country or jurisdiction.
               (d) To the Knowledge of Seller, the use, development, manufacture, marketing, license, sale, or furnishing of any product or service currently licensed, utilized, sold, provided or furnished by Seller in the conduct of the Business does not violate any license or other Contract between Seller and any third party.

               (e) To the Knowledge of Seller, no current or former employee, consultant or independent contractor of Seller: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement or noncompetition agreement with Seller; (ii) is in material violation of any term or covenant of any Contract with any other party by virtue of such employee, consultant or independent contractor (A) being employed by, or performing services for, Seller or (B) using trade secrets or proprietary information of others in the performance of such services for Seller; or (iii) has developed any copyrightable, patentable or otherwise proprietary work for Seller that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any Intellectual Property rights in or to such work. To the Knowledge of Seller, the employment of any employee of Seller or the use by Seller of the services of any consultant or independent contractor does not subject Seller to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Seller, whether such Liability is based on contractual or other legal obligations to such third party.
               (f) The Business Software does not contain, nor will contain upon delivery Harmful Code, as that term is defined below. “Harmful Code” shall mean any computer programming code that is constructed with the intent to and that does, damage, interfere with or otherwise improperly affect other computer programs, data files or hardware without the knowledge or consent of the computer user, including, but not limited to, self-replicating and self-propagating program instructions commonly referred to as “viruses” or “worms” or “Trojan horses.”
               (g) Except as set forth in Section 5.9(g) of the Seller Disclosure Schedule, Seller has not provided any third party with any copy of any source code to any Business Software. To the Knowledge of Seller, prior to February 1, 2007 no third party possessed any copy of any source code to any Business Software.
               (h) Except as set forth in Section 5.9(h) of the Seller Disclosure Schedule, Seller has not disclosed the source code for any of the Business Software owned by it or other confidential information constituting, embodied in or pertaining to such Business Software to any Person, except pursuant to effective non-disclosure agreements. Seller has taken all commercially reasonable measures to prevent disclosure of such source code. To the Knowledge of Seller, prior to February 1, 2007 the source code for any of the Business Software or other confidential information constituting, embodied in or pertaining to such Business Software, was not disclosed to any Person, except pursuant to effective non-disclosure agreements.
               (i) The Business Software does not contain any open source, public source or freeware, or any modification or derivative thereof and is not subject to any GNU general public license or limited general public license.
               (j) To the Knowledge of Seller, (i) Seller has at all times complied with all applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Business; (ii) Seller has at all times complied in all respects with all rules, policies and procedures established by Seller from time to time with respect to privacy, publicity, data protection or collection and use of personal information and user information gathered or accessed in the course of the operations of the Business; and (iii) no claims have been asserted or threatened against Seller by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures. With respect to all personal and user information described in this Section 5.9(k), Seller has at all times taken all commercially reasonable steps necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of Seller, there has been no unauthorized access to or other misuse of that information. To the Knowledge of Seller, the consummation of the transactions under this Agreement will not result in any breach or violation of any of the Seller’s procedures, policies or rules governing privacy or use of any information or data of, or with respect to, any Person or violate any Law with respect to such data or information.
          5.10 Insurance. Except to the extent that Seller self insures, Seller has policies of insurance of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Business. All such policies are in full force and effect, all premiums due thereon have been paid and Seller is otherwise in compliance with the terms and provisions of such policies. Seller has not received any notice of cancellation or non-renewal of any such policy or arrangement nor, to the Knowledge of Seller, is the termination of any such policies or arrangements threatened.
          5.11 Labor.
               (a) Seller is not a party to any labor or collective bargaining agreement involving any Employee.
               (b) Seller is not a party to any Contract for the employment of any Employee on a full-time, part-time or other basis.
               (c) As of the date hereof, there are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Seller, threatened against or involving Seller with respect to any Employee or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any Employee or group of Employees.
               (d) Seller has not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Business or any Employee, and no such investigation is in progress.
               (e) There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened in any forum by or on behalf of any present or former Employee, any applicant for employment with Seller relating to the Business or classes of the foregoing alleging breach of any express or implied contract of employment, any Laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
               (f) Section 5.11(f) of the Seller Disclosure Schedule sets forth (i) with respect to each Employee, their name, date of hire, position, accrued time off, total annual compensation (split between base and incentive compensation) and active status (or, if not active, the applicable status), (ii) the wage rates for non-salaried and non-executive salaried Employees by classification, and (iii) all group insurance programs in effect for Employees and the costs to Employees thereof.
               (g) There are no leased employees (as such term is defined in Code Section 414(n)) who must be taken into account for the requirements of Code Section 414(n)(3).
               (h) The execution and delivery of this Agreement by Seller, and the consummation of events contemplated hereunder, either alone or together with any subsequent action of, or omission to act by, Seller, will not result in any Liability of Purchaser to any Employee or former Employee, except as specifically contemplated by the terms of this Agreement.
          5.12 Environmental Matters.
               (a) Seller is not subject to any Order or plan of correction relating to a violation of any Environmental Law with respect to the Business or the Purchased Assets;
               (b) Since January 31, 2007, Seller has not received any written notice, including in disclosure schedules received from MCI, LLC or its Affiliates, of, and otherwise has no Knowledge of, noncompliance with any Environmental Law or Permit or Order, or pending, threatened or ongoing Environmental Claims, or investigations under Environmental Laws, concerning the Business, or any currently or previously owned or leased property of Seller used in the operation of the Business;
               (c) Seller is not in material violation of any Environmental Law and has complied with all applicable Environmental Laws in all material respects;
               (d) Since January 31, 2007, and, to the Knowledge of Seller, prior to January 31, 2007, no Hazardous Material has been Released, or threatened to be Released, from the operations of the Business in violation of any applicable Environmental Law, requiring action under any Environmental Law, or has resulted in any Environmental Claim, including personal injury or property or other damage; and
               (e) Seller has not handled, used, discharged, released, disposed of, transported or arranged for the transportation or disposal of, any Hazardous Materials, (i) in a manner that may reasonably form the basis of an Environmental Claim, or (ii) to a facility, site or location that is listed on any federal or state investigation or cleanup list pursuant to any Environmental Law or that Seller otherwise has Knowledge that such facility, site or location is subject to investigation or cleanup required pursuant to any Environmental Law.

          5.13 Conduct of Business in Ordinary Course. Except for the transactions contemplated hereby, since September 30, 2007, (i) Seller has conducted the Business in the Ordinary Course of Business, and (ii) there has not been any event, change, occurrence or circumstance that has had a Material Adverse Effect. Since September 30, 2007, there has not been, in each case as it relates to the Business:
               (a) any damage, destruction or loss (whether or not covered by insurance) with respect to any Purchased Asset that is material to the Business;
               (b) any change by Seller in its accounting methods, principles or practices, or any changes in depreciation or amortization policies or rates adopted by it;
               (c) any termination or failure to renew, or any threat made in writing (that was not subsequently withdrawn in writing) to terminate or fail to renew, any Material Contract, or any amendments or modifications thereto;
               (d) except as may have occurred in the Ordinary Course of Business, any sale, abandonment, transfer, lease, license or any other disposition of any properties or assets of Seller other than the sale of the AVL Business pursuant to the Asset Purchase Agreement, dated as of February 14, 2008, between SkyGuard, LLC and Seller;
               (e) except with respect to equity securities of any Person received by Seller after the reorganization or restructuring of such person, any acquisition of any capital stock or business of any other person (or any reaching of an agreement, arrangement or understanding to do the same);
               (f) any bonuses awarded or paid to Employees, except to the extent accrued on the Balance Sheets as of the Balance Sheet Date, or any increase in the compensation payable or to become payable by it to any Employee; or
               (g) except in the Ordinary Course of Business, (i) any incurrence of Indebtedness or assumption, guarantee or other responsibility for the debts of any other Person (other than check-clearing endorsements made in the Ordinary Course of Business), (ii) any loans, advances or capital contributions to or investments in any other Person (other than advances against commissions and advances of expenses to sales personnel in the normal course of business), or (iii) any grant of any security interest or creation or modification of any Liens on any of the Purchased Assets.
          5.14 Customers and Suppliers.
               (a) Section 5.14(a) of the Seller Disclosure Schedule sets forth each of the Business’s fifteen (15) largest customers as a percentage of the Business’ revenue along with actual revenue generated by each such customer for the period between February 1, 2007 and December 31, 2007 (“Material Customers”). None of the Material Customers have informed Seller in writing that such Material Customer intends to not renew any Contract relating to, or to reduce its purchases from, the Business over the next 12 month period.

               (b) Section 5.14(b) of the Seller Disclosure Schedule sets forth each of the Business’ fifteen (15) largest suppliers (excluding lessors under Tower Site Leases) as a percentage of the Business’ purchases along with the actual amount of purchases from each such supplier for the period between February 1, 2007 and December 31, 2007 (“Material Suppliers”). None of the Material Suppliers have informed Seller in writing that such Material Supplier intends to no longer supply, or reduce its supply to, the Business after the Closing Date.
          5.15 PP&E. The PP&E in the aggregate is in good operating condition and repair, and is adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as now used, operated or maintained.
          5.16 Foreign Corrupt Practices Act and Export Restrictions.
               With respect to the Business, Seller is in compliance with the Foreign Corrupt Practices Act of 1977, as amended. Seller does not provide any of its services in Cuba, Syria, Myanmar (Burma), Iran, North Korea, Libya or Sudan or any other country subject to U.S. trade restrictions, embargo or executive order.
          5.17 Taxes.
               (a) Seller has paid or caused to be paid and will continue to pay all Taxes that could become a liability of Purchaser by reason of the transfer of the Purchased Assets to Purchaser as described herein or that could result in a Lien on any Purchased Assets. Seller has filed or caused to be filed and will continue to file or cause to be filed all Tax Returns to the extent a failure to do so could result in liability to Purchaser or could result in a Lien on any Purchased Assets. Seller has no actual or contingent liability for Taxes that could become a liability of Purchaser by reason of the transactions described herein.
               (b) No Governmental Authority has provided Seller with written notice, nor to the Knowledge of Seller has any Governmental Authority provided Seller with oral notice, that Seller or any of its Affiliates is subject to Tax in a jurisdiction in which the required Tax Returns have not been filed by or for such entities.
               (c) No material issues have been raised in writing in any audits, examinations or disputes pertaining to Taxes of Seller that can reasonably be expected to be raised in similar examinations of Purchaser after the Closing.
               (d) The Purchased Assets are not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for Tax purposes.
          5.18 Real Property.
               (a) Section 5.18(a) of the Seller Disclosure Schedule sets forth a complete list of all agreements relating to the use of communication sites not owned by Seller but used by Seller in the operation of the Business (the “Tower Site Leases”). Seller utilizes the equipment at each of the communication sites that are the subject of the Tower Site Leases for the active transmission of wireless messaging.

               (b) Seller has a valid, binding and enforceable leasehold interest under each of the Tower Site Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions, except for such Tower Site Leases that would not be material, individually or in the aggregate, to the operation of the Business as currently conducted. Each of the Tower Site Leases is in full force and effect, except for such Tower Site Leases that would not be material, individually or in the aggregate, to the operation of the Business as currently conducted. Seller has not assigned its rights under any of the Tower Site Leases to any other person. Other than the consummation of the transactions contemplated by this Agreement, to the Knowledge of Seller, no condition exists or event has occurred which, with or without the lapse of time or the giving of notice, or both, would constitute a default by any party under any Tower Site Lease that is material, individually or in the aggregate, to the operation of the Business as currently conducted.
          5.19 Tangible Personal Property. Section 5.19 of the Seller Disclosure Schedule sets forth all leases of personal property by Seller (“Personal Property Leases”) involving annual payments in excess of $10,000, or terms in excess of one year. Seller has not received any written notice of any default or event that with notice or lapse of time or both would constitute a default by Seller under any of the Personal Property Leases. Neither Seller nor, to the Knowledge of Seller, any other party to any of the Personal Property Leases is in noncompliance, breach or default thereunder in any material respect. Since September 30, 2007, no Personal Property Lease has been modified or amended in writing and no party to any Personal Property Lease has given Seller written notice of or, to the Knowledge of Seller, made a claim with respect to any breach or default. To the Knowledge of Seller, no condition exists or event has occurred which, with or without the lapse of time or the giving of notice, or both, would constitute a default by any party under any Personal Property Lease
          5.20 Product Warranty; Product Liability.
               (a) Each Product manufactured, sold or delivered by Seller in conducting the Business has been in conformity with all product specifications and all express and implied warranties. Seller has no liability for replacement or repair of any such Products or other damages in connection therewith or any other product obligations greater than the amount reserved therefor and expressly taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 3.2. Seller has not sold any Products or delivered any services that included a warranty for a period of longer than one (1) year.
               (b) To Seller’s Knowledge, (i) Seller has no liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product designed, manufactured, assembled, repaired, sold or installed by or on behalf of Seller and (ii) Seller has not committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Seller with respect to Products designed, manufactured, assembled, repaired, sold or installed by or on behalf of the Business.
          5.21 Certain Payments; Certain Interests. Neither Seller nor, to the Knowledge of Seller, any director, officer, employee, or other Person associated with or acting on behalf of

Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Business, (ii) to pay for favorable treatment for business secured by the Business, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Business, (iv) that might subject the Business to any damage or penalty in any Legal Proceeding, (v) in violation of any Law, or (vi) if not continued in the future, might have a Material Adverse Effect on the Business, or (b) established or maintained any fund or asset with respect to the Business that has not been recorded in the books and records of the Business.
          5.22 Employee Benefits.
               (a) Section 5.22(a) of the Seller Disclosure Schedule lists each “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other stock award, stock option, stock purchase, bonus or other incentive compensation, vacation, change of control, educational assistance, deferred compensation, salary continuation, disability, retirement, welfare benefit, severance, or life insurance plan or agreement in which current or former Employees participate (each, an “Employee Benefit Plan”). Seller has made available to Purchaser correct and complete copies of (i) each Employee Benefit Plan (including related individual agreements (such as stock option agreements)), (ii) the most recent annual reports on Form 5500 required to be filed with respect to each Employee Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Employee Benefit Plan for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Employee Benefit Plan.
               (b) To the Knowledge of Seller, each Employee Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code (a “Qualified Plan”) is so qualified and has received at least one determination letter as to its qualification since 1993, and nothing has occurred that would cause the loss of such qualification. Seller has made available to Purchaser a correct and complete copy of the most recent determination letter received with respect to each Qualified Plan.
               (c) Except as set forth in Section 5.22(c) of the Seller Disclosure Schedule:
               (i) neither Seller nor any ERISA Affiliate sponsors or maintains (or has ever sponsored or maintained) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code; and
               (ii) neither Seller nor any ERISA Affiliate contributes or is obligated to contribute (or has ever been obligated to contribute) to a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA, and neither Seller nor any of its ERISA Affiliates has made or incurred a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA that could result in the incurrence of a material liability by Seller or any of its ERISA Affiliates or for which Purchaser could have any liability.

          5.23 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment in respect thereof.
          5.24 Closing Net Current Assets. As of the Closing Date, the Business shall have Closing Net Current Assets, as determined in accordance with the Agreed Principles, of at least the Shortfall Target.
          5.25 Solvency. As of the Closing Date, and after giving effect to the Closing, (i) Seller will be solvent, able to pay its debts as they mature, will have capital sufficient to carry on its business and all businesses in which it is about to engage, and (ii) the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities. Subsequent to the Closing Date, the fair saleable value of Seller’s assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.
          5.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V (as qualified by the Seller Disclosure Schedule to the extent contemplated in the introductory paragraph to this Article V), neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller, or with respect to the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and Seller makes no representations or warranties to Purchaser regarding the probable success or profitability of the Business.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
               Purchaser hereby represents and warrants to Seller that:
          6.1 Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business.
          6.2 Authorization of Agreement. Purchaser has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary limited liability company action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)
          6.3 Conflicts; Consents of Third Parties.
               (a) None of the execution and delivery by Purchaser of this Agreement or any Loan Document, the consummation of the transactions contemplated hereby and thereby, or the compliance by Purchaser with any of the provisions hereof and thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of formation and operating agreement of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound, (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law.
               (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser or any Purchaser Designee in connection with the execution and delivery of this Agreement or the Loan Documents, the compliance by Purchaser or any Purchaser Designee with any of the provisions hereof, the consummation of the transactions contemplated hereby, or for Purchaser or any Purchaser Designee to conduct the Business, other than (i) filings with and approvals of the FCC as required under the Communications Act (ii) the filing of financing statements and other filings or actions necessary to perfect Liens granted to Seller in the collateral provided for in the Loan Documents and (iii) such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have materially adversely affect Purchaser’s or any Purchaser Designee’s ability to consummate the transactions contemplated by this Agreement.
          6.4 Litigation. There are no Legal Proceedings pending or, to the actual knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or for it or any Purchaser Designee to consummate the transactions contemplated hereby.
          6.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof
          6.6 Financing.
               Purchaser has adequate financial resources necessary to consummate the transactions contemplated hereby. Purchaser has previously delivered a balance sheet of Purchaser dated November 30, 2007 that presents fairly in all material respects the assets and liabilities of Purchaser as of the date indicated therein. As of the date of this Agreement, Purchaser has cash on hand in excess of $3,000,000.

          6.7 Purchaser Qualifications. To Purchaser’s knowledge, no fact or circumstance exists relating to the qualifications of the Sister Subsidiary, other Purchaser Designee or any “party” to the Applications (as defined by the rules and regulations of the FCC) that (a) could be reasonably expected to prevent or significantly delay the FCC from granting the Assignment Applications or (b) would otherwise disqualify the Sister Subsidiary or Purchaser Designee from being the licensee of the FCC Licenses. The Sister Subsidiary or Purchaser Designee also shall affirmatively make the Assignee Certification Statements on the Applications.
          6.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser or with respect to the transactions contemplated by this Agreement.
ARTICLE VII
CERTAIN COVENANTS
          7.1 Access to Information; Preservation of Records by Purchaser.
               (a) Seller agrees that, prior to the Closing, subject to its obligations set forth in Section 7.6, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business and such examination of the books and records of the Business, the Purchased Assets and the Assumed Liabilities (including auditor work papers) as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted upon reasonable advance notice in a reasonable manner. Purchaser and Seller agree to the principles and guidelines for contacting and communicating with customers and suppliers of Seller prior to the Closing, in accordance with the procedures set forth on Schedule 7.1. Prior to the Closing, without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not contact any suppliers to, or customers of, Seller in a manner materially inconsistent with such agreed upon principles and guidelines. Seller shall cause the officers, directors, employees, consultants, agents, accountants, attorneys and other representatives of Seller to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Seller and its representatives and shall use their reasonable efforts to minimize any disruption to the Business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Seller to disclose information subject to attorney-client privilege or subject to any binding contractual obligation with respect to non-disclosure thereof. No investigation pursuant to this Section and no knowledge of Purchaser shall affect any representation or warranty given by Seller in this Agreement.
               (b) For a period of five years after the Closing Date, Purchaser will give Seller reasonable access during Purchaser’s regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law to books and records transferred to Purchaser to the extent necessary for the preparation of financial statements, regulatory filings or Tax returns of Seller or its Affiliates (other than in connection with Legal Proceedings between the parties hereto) in respect of periods ending on or prior to Closing, or in connection with any Legal Proceedings. Seller shall be entitled, at its sole cost and expense, to make copies of the books and records to which Seller is entitled to access pursuant to this Section 7.1(b). In the event Purchaser wishes to destroy such records after that time, Purchaser shall first give 90 days prior written notice to Seller and Seller shall have the right at its option and expense, upon prior written notice given to Purchaser within such 90 day period, to take possession of the records within 180 days after the date of such notice.
          7.2 Conduct of the Business Pending the Closing.
               (a) Prior to the Closing Date, except (I) as set forth on Schedule 7.2, (II) as reasonably determined jointly by Seller and Purchaser to be required by applicable Law, (III) as otherwise contemplated by this Agreement or (IV) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall:
               (i) conduct the Business only in the Ordinary Course of Business; and
               (ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Business, and (B) preserve the present relationships with customers and suppliers of Seller.
               (b) Except (I) as set forth on Schedule 7.2, (II) as reasonably determined jointly by Seller and Purchaser to be required by applicable Law, (III) as otherwise contemplated by this Agreement or (IV) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, as it relates to the Business:
               (i) other than in the Ordinary Course of Business or as required by Law, Contract or the terms of any Employee Benefit Plan, (A) increase the annual level of compensation of any Employee, (B) grant any bonus, benefit or other direct or indirect compensation to any Employee, (C) adopt, or increase the coverage or benefits available under, any Employee Benefit Plan or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) with any Employee;
               (ii) subject any of the Purchased Assets to any Lien, except for Permitted Exceptions;
               (iii) acquire any properties or assets that would be Purchased Assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any portion of the Purchased Assets (except pursuant to an existing Contract or purchases or sales of parts, equipment, supplies and marketing materials in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets);
               (iv) make any purchase of inventory other than pursuant to purchase orders existing as of the date hereof and previously disclosed to Purchaser;

               (v) cancel or compromise any debt or claim or waive or release any right of Seller that constitutes a Purchased Asset with a value in excess of $50,000 individually or $100,000 in the aggregate;
               (vi) enter into any commitment for capital expenditures (relating to the Business) in excess of $20,000 for any individual commitment and $50,000 for all commitments in the aggregate, other than purchases of inventory made on a capitalized basis;
               (vii) enter into, modify or terminate any labor or collective bargaining agreement relating to the Business or any Employee;
               (viii) except as required by applicable Law or GAAP, make any change to any of its methods of accounting or accounting practice;
               (ix) agree to do anything prohibited by this Section 7.2(b).
          7.3 Consents. Seller shall (and shall cause its Affiliates to) use their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Sections 5.3(b) and 6.3(b), and Purchaser shall (and shall cause its Affiliates to) cooperate with Seller in connection with obtaining all such consents and approvals; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested unless expressly required by the terms of any Contract (excluding any Tower Site Lease).
          7.4 Further Assurances. Subject to, and not in limitation of, Section 7.3, each of Seller and Purchaser shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.
          7.5 FCC Applications.
               (a) Within five (5) Business Days after the date hereof, Purchaser shall (i) cause a related entity (the “Sister Company”) to file with the FCC substantially complete, consolidated applications (the “Transfer Applications”) requesting the FCC’s consent to the transfer of equity interest of the Sister Company from a United States citizen to an entity at least majority owned by one or more citizens of the United Kingdom, (ii) work with Seller to jointly file with the FCC substantially complete, consolidated applications relating to all of the FCC Licenses (the “Assignment Applications”), requesting the FCC’s consent to the voluntary assignment of the FCC Licenses from Seller to a subsidiary of the Sister Company (the “Sister Subsidiary”), and (iii) cause Sister Company and Sister Subsidiary to file a Petition for Declaratory Ruling with the FCC seeking FCC approval for indirect foreign ownership exceeding twenty five percent (25%) of the Sister Subsidiary (the “Foreign Ownership Application”). For the purposes of this Agreement, “FCC Consent” means the FCC’s issuance of a public notice of or public order of consent to the Foreign Ownership Application, the Transfer Applications, or the Assignment Applications, as the case may be.

               (b) The Sister Company and Sister Subsidiary shall pay their respective expenses in connection with the preparation and prosecution of the Foreign Ownership Application and the Transfer Applications, including, without limitation, any filing fee associated with the Foreign Ownership Application and the Transfer Applications. Purchaser shall cause the Sister Company and Sister Subsidiary to (i) prosecute the Foreign Ownership Application and the Transfer Applications before the FCC, including replying to or opposing any petitions to deny filed in any form whatsoever against the Foreign Ownership Application and the Transfer Applications, with all reasonable diligence, and (ii) use commercially reasonable efforts to overcome any objections by the FCC to the Foreign Ownership Application and the Transfer Applications in order to obtain the FCC Consent to the Foreign Ownership Application and the Transfer Applications promptly and in order to carry out the provisions of this Agreement. Purchaser shall cause the Sister Company and Sister Subsidiary to use commercially reasonable efforts to receive, within sixty (60) days after the filing of the Foreign Ownership Application and the Assignment Applications, a positive or negative indication from the FCC as to the likelihood of the FCC Consent to the Foreign Ownership Application and the Assignment Applications being given (a “Substantive Indication”). If FCC reconsideration or review, or judicial review, shall be sought with respect to the FCC Consent to the Foreign Ownership Application by a third party or upon the FCC’s own motion, the Sister Company and Sister Subsidiary shall oppose such requests for FCC reconsideration or review or for judicial review.
               (c) The Sister Subsidiary and Seller shall each pay its own expenses in connection with the preparation and prosecution of the Assignment Applications and shall share any filing fee associated with the Assignment Applications equally. Seller shall, and Purchaser shall cause the Sister Subsidiary to (i) prosecute the Assignment Applications before the FCC, including replying to or opposing any petitions to deny filed in any form whatsoever against the Assignment Applications, with all reasonable diligence, and (ii) use commercially reasonable efforts to overcome any objections by the FCC to the Assignment Applications, in order to obtain the FCC Consent to the Assignment Applications promptly. If FCC reconsideration or review, or judicial review, shall be sought with respect to the FCC Consent to the Assignment Applications by a third party or upon the FCC’s own motion, Seller shall, and Purchaser shall cause the Sister Subsidiary to, cooperate in opposing such requests for FCC reconsideration or review or for judicial review.
               (d) In the event (A) Purchaser has not received a positive Substantive Indication, (B) the FCC Consent to the Foreign Ownership Application and the Assignment Applications are not obtained within seventy-five (75) days after the date hereof, or (C) the FCC Consent to the Foreign Ownership Application and the Assignment Applications are obtained but do not become Final Orders, then:
                    (X) Seller and a Purchaser Designee that is owned at least eighty percent (80%) by one or more citizens of the United States shall enter into a short-term spectrum lease agreement providing for minimal lease payments and otherwise on commercially reasonable terms (the “Short Term Lease”) and submit the requisite filings to the FCC to permit such Purchaser Designee to operate and/or receive the economic benefit of the FCC Licenses commencing on the Closing Date and continuing for a period of six (6) months; and

                    (Y) Seller and Purchaser shall cooperate to do one or more of the following, as determined by Purchaser:
               (i) execute a long-term spectrum lease agreement providing for minimal lease payments and otherwise on commercially reasonable terms and submit the requisite filings to the FCC to permit a Purchaser Designee to operate and/or receive the economic benefit of the FCC Licenses commencing on the Closing Date or the date the Short Term Lease expires, and continuing through the earlier of (x) the date on which the Final Order to the Foreign Ownership Application and the Assignment Applications is obtained, and (y) twenty (20) years;
               (ii) comply with any and all actions and procedures set forth in any resultant FCC order, including any FCC order rescinding the FCC Consent to the Foreign Ownership Application or the Assignment Applications; and/or
               (iii) sell, transfer, assign, convey and deliver the FCC Licenses, the Purchased Assets and the Assumed Liabilities to a third party designated by Purchaser in its sole discretion with the proceeds of the closing of such transaction being for the sole benefit of Purchaser.
               (e) In the event the FCC has not consented to the Foreign Ownership Application and the Assignment Applications by the date that is one hundred (100) days after the date hereof, and the parties hereto proceed pursuant to the spectrum lease arrangement contemplated by Sections 7.5(d)(i), 9.1(e)(ii) and 9.2(f)(ii), then there shall be a subsequent closing at which Seller shall transfer, assign and convey its right, title and interest in and to the FCC Licenses to the Sister Subsidiary or other Purchaser Designee (the “FCC Licenses Closing”) promptly on a date to be agreed upon jointly by Seller and Purchaser following the receipt of the FCC’s consent to the assignment of the FCC Licenses to the Sister Subsidiary or other Purchaser Designee (the “FCC Licenses Closing Date”). There shall be no adjustment of the Cash Consideration paid pursuant to Section 3.1 or the amount of the Note issued pursuant to Section 3.1 in the event of a separate FCC Licenses Closing.
          7.6 Lender Consents.
                    Seller shall use commercially reasonable efforts to obtain the consents of each of its secured lenders identified on Schedule 9.1(h) of the Seller Disclosure Schedule that are reasonably necessary to consummate the transactions contemplated by this Agreement (the “Lender Consents”).
          7.7 Confidentiality.
               (a) Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is provided subject to the terms of the non-disclosure agreement between Purchaser and Seller, dated August 20, 2007 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business or otherwise included in the Purchased Assets; provided, however, that Purchaser acknowledges that any and all other Confidential

Information (as defined in the Confidentiality Agreement) provided to it by Seller or its representatives concerning Seller and the Subsidiaries and not related exclusively to the Business or the Purchased Assets shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.
               (b) From and after the Closing Date, Seller shall not and shall cause its officers and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information (as defined below). Seller and its officers and directors shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is required by Law or other regulatory process, including preparation of financial statements, tax audits and Legal Proceedings by or against Seller or its Affiliates. For purposes of this Section 7.6(b), “Confidential Information” shall mean any confidential information with respect to the Business, including methods of operation, customers, customer lists, Products, prices, fees, costs, inventions, know-how, marketing methods, plans, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.
          7.8 Preservation of Records by Seller. Seller shall preserve and keep the records held by it or its Affiliates relating to the Business for a period of seven years from the Closing Date and shall make such records and personnel available to Purchaser as may be reasonably required by Purchaser, including by providing reasonable access during regular business hours upon reasonable advance notice and under reasonable circumstances and subject to restrictions under applicable Law, in connection with, among other things, preparation of financial statements, regulatory filings, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of Purchaser or any of its Affiliates (other than in connection with Legal Proceedings between the parties hereto) or in order to enable Purchaser to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. Purchaser shall be entitled, at its sole cost and expense, to make copies of the books and records to which it is entitled to access pursuant to this Section 7.7. In the event Seller wishes to destroy such records after that time, Purchaser shall first give 90 days prior written notice to Seller and Seller shall have the right at its option and expense, upon prior written notice given to Purchaser within such 90 day period, to take possession of the records within 180 days after the date of such notice.
          7.9 Publicity.
               (a) Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the sole judgment of Purchaser or Seller, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Seller or any of their respective Affiliates lists securities, provided, however, that, to the extent required by applicable Law, the party intending to make such release shall use its reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.
               (b) Each of Purchaser and Seller agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. Notwithstanding the foregoing, Seller may disclose the terms of this Agreement if, and only to the extent, it determines that such disclosure is required under the Securities Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          7.10 Non-Competition; Non-Solicitation.
               (a) Seller agrees that, from and after the Closing Date and continuing through the date that is twenty-four months after the Closing Date, Seller shall not utilize for itself or disseminate to any of its Affiliates, and shall cause its Affiliates not to utilize, any customer lists of Seller or the Business or any other proprietary information of Seller or the Business concerning the identity of customers of the Business, in each case, as of the Closing Date, for the purpose of providing such customers with any products or services or interfering with or damaging any relationship and/or agreement between Purchaser or any of Purchaser’s Affiliates and any such customer.
               (b) Seller agrees that, from and after the Closing Date and continuing through the date that is twelve months after the Closing Date, without the prior written consent of Purchaser, Seller shall not and shall cause its Affiliates not to, directly or indirectly: (i) engage, hire, lease or utilize any Transferred Employee (whether or not then an employee of Purchaser), or (ii) recruit, Solicit, attempt to Solicit, or assist anyone else to Solicit any Employee of Purchaser, to terminate, restrict or hinder his, her or its association with Purchaser, or (iii) interfere in any way with the relationship between Purchaser and any such Employee.
               (c) Purchaser agrees that, from and after the Closing Date and continuing through the date that is twelve months after the Closing Date, except with respect to the Transferred Employees, without the prior written consent of Seller, Purchaser shall not and shall cause its Affiliates not to, directly or indirectly: (i) engage, hire, lease or utilize any Employee or any person who has been an Employee for the twelve month period prior to the Closing, or (ii) recruit, Solicit, attempt to Solicit, or assist anyone else to Solicit any Employee, or any person who has been an Employee during the twelve month period prior to the Closing Date, to terminate, restrict or hinder his, her or its association with Seller, or (iii) interfere in any way with the relationship between Seller and any such Employee. For the purposes of this Agreement, “Solicit” shall mean to encourage or induce, or to take any action that is intended or calculated to encourage or induce, or which has the effect of encouraging or inducing or which is reasonably likely to result in encouragement or inducement.
               (d) The parties hereto hereby agrees that a violation or attempted or threatened violation of this Section 7.9 will cause irreparable injury to such party for which money damages would be inadequate, and that such party shall be entitled, in addition to any other rights or remedies it may have, whether in law or in equity, to obtain an injunction enjoining and restraining the other party from a violation of the covenant contained herein. If, at the time of enforcement of this Section 7.9 a court shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.
          7.11 Tax Matters. Purchaser and Seller shall cooperate in preparing, executing and filing use, sales, real estate, transfer and similar Tax Returns relating to the purchase and sale of the Purchased Assets. Such Tax Returns shall be prepared in a manner that is consistent with the determination of the fair market values allocated to the Purchased Assets as contemplated by Section 2.7(a). All sales, transfer, documentary, stamp, recording and similar Taxes incurred in connection with the purchase and sale of the Purchased Assets (“Transfer Taxes”) shall be borne equally by Purchaser and Seller.
          7.12 Supplementation and Amendment of Disclosure Schedule. From time to time prior to the Closing, Seller shall have the right to supplement or amend the Seller Disclosure Schedule with respect to any matter hereafter arising or discovered after the delivery of the Schedule pursuant to this Agreement; provided, however, that no such supplement or amendment shall have any effect on (i) the satisfaction of the condition to Closing set forth in Section 9.1(a) or (ii) any indemnification obligations.
ARTICLE VIII
EMPLOYEES AND EMPLOYEE BENEFITS
          8.1 Employment.
               (a) Transferred Employees. Prior to the execution of this Agreement, Purchaser has delivered to Seller a list of one hundred eighty-eight (188) Employees (including Employees on leave) (the “Transferred Employees List”). The selection of such Employees were at the sole discretion of Purchaser. Immediately prior to the Closing, Purchaser shall deliver, in writing, an offer of employment to the Employees on the Transferred Employees List, to the extent such Employees are still employed by Seller at the Closing. With respect to any Employee on the Transferred Employees List who is no longer employed by Seller as of the Closing (a “Non-Employee”), Purchaser may, but is under no obligation to, offer employment to another Employee as a substitution or replacement on the Transferred Employees List of any such Non-Employee. Such offers of employment shall be subject to the Closing taking place. Subject to compliance by Seller with Section 7.2(b)(i), each such offer of employment shall be for comparable compensation (including the aggregate of salary and bonus but excluding equity compensation) of, and for a position reasonably comparable to that held by, the offeree immediately prior to the Closing. Such individuals who accept such offers are hereinafter referred to as the “Transferred Employees.” Such individuals who are not offered employment by Purchaser or who do not accept offers of employment by Purchaser are hereinafter referred to as the “Non-Accepting Employees.”

               (b) At Will. Seller agrees that Purchaser shall have no obligation or Liability with respect to any Non-Accepting Employee and that Seller shall notify in conformity with the WARN Act (and any applicable state laws), if applicable, all of the Employees whom Seller will not continue to employ following the Closing Date. That notice, if applicable, shall inform such Employees of their permanent loss of employment as of the Closing Date. Purchaser may, in its discretion, employ Transferred Employees as “employees at will”; provided, however, that Purchaser hereby commits to Seller (and not to any Employee) not to terminate any Transferred Employee without cause within 60 days after the Closing Date.
               (c) WARN Act. Seller agrees that Seller shall be responsible for compliance with the WARN Act with respect to all Employees, if applicable. Not in limitation of the foregoing, Seller agrees that Seller shall have responsibility for any claims arising under the WARN Act with regard to the termination of any Non-Accepting Employees by Seller.
               (d) Standard Procedure. Pursuant to the “Standard Procedure” provided in section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller shall not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Purchaser shall undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee with respect to the portion of the year during which such Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Seller.
          8.2 Employee Benefits.
               (a) For purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Purchaser and its Affiliates providing benefits to Transferred Employees (the “Purchaser Plans”), Purchaser shall credit each Transferred Employee with his or her years of service with Seller and any predecessor entities, to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Benefit Plan. The Purchaser Plans shall not deny Transferred Employees coverage on the basis of pre-existing conditions or evidence of insurability and shall credit such Transferred Employees for any deductibles and out-of-pocket expenses paid under the comparable Employee Benefit Plans in the year of initial participation in the Purchaser Plans.
               (b) Transferred Employees shall not accrue benefits under any employee benefit policies, plans, arrangements, programs, practices or agreements of Seller or any of its Affiliates after the Closing Date. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to, or with respect to, any Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices or agreements. References herein to a benefit with respect to a Transferred Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Transferred Employee under the same employee benefit policy, plan, arrangement, program, practice or agreement.
               (c) Purchaser shall take all action necessary and appropriate to ensure that, as of the Closing Date, Purchaser maintains a qualified retirement plan under Code section 401(k) (hereinafter referred to as the “Purchaser Savings Plan”) that shall accept rollover contributions, including to the extent permitted by law any notes representing plan loans to participants, from each Transferred Employee who receives a distribution from a Qualified Plan, who elects such a rollover form of distribution, and who is employed by Purchaser (or any of its Affiliates) at the time of such distribution.
               (d) Nothing in this Agreement shall require Seller or its Affiliates to transfer assets or reserves with respect to any Employee Benefit Plan to Purchaser or its Affiliates or the Purchaser Plans.
          8.3 Employee Rights. Nothing herein express or implied shall confer upon any employee of Seller or its Affiliates, or Purchaser or its Affiliates, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be deemed to confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder. Nothing in this Agreement shall cause Purchaser or its Affiliates, or Seller or its Affiliates, to have any obligation to provide employment or any employee benefits to any individual who is not a Transferred Employee or to continue to employ any Transferred Employee for any period of time after the Closing subject to limitations contained in any union contract or collective bargaining agreement. This Agreement does not create any right of an employee or union to object or to refuse to assent to Seller’s assignment of or Purchaser’s assumption of or succession to any employment agreement, union contract, collective bargaining agreement, or other agreement relating to conditions of employment, employment separation, severance or employee benefits, nor shall this Agreement be construed as recognizing that any such rights exist.
          8.4 Employee Information. Prior to the Closing Date and as of a date not sooner than five (5) Business Days prior to the Closing Date, Seller shall deliver to Purchaser an update of the information contained in Section 5.11(f) of the Seller Disclosure Schedule.
          8.5 Cooperation. Seller and Purchaser agree to cooperate fully with respect to the actions necessary to effect the transactions contemplated in this Article VIII, including the provision of records (including payroll, attendance, performance and discipline records) and information as each may reasonably request from the other.
          8.6 Employee Obligations of Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain the right, after the Closing Date, to enforce agreements with its current or former Employees, consultants, and contractors related to Intellectual Property that is not part of the Purchased Assets.
ARTICLE IX
CONDITIONS TO CLOSING
          9.1 Conditions Precedent to Obligations of Purchaser.

               The obligation of Purchaser or Purchaser Designee to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date or the FCC Licenses Closing Date, as applicable, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):
               (a) the representations and warranties of Seller set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Purchaser shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date to the foregoing effect; provided, however, that solely with respect to an FCC Licenses Closing that is not contemporaneous with the Closing, the representations and warranties of Seller set forth in Sections 5.1, 5.2 and 5.6 that are qualified as to materiality shall be true and correct solely as they relate to the Licenses, and those not so qualified shall be true and correct in all material respects solely as they relate to the Licenses, at and as of the FCC Licenses Closing Date, as though made on the FCC Licenses Closing Date except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Purchaser shall have received a certificate signed by an authorized officer of Seller, dated the FCC Licenses Closing Date to the foregoing effect;
               (b) Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date or the FCC Licenses Closing Date, as applicable, and Purchaser shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date or the FCC Licenses Closing Date, as applicable, to the foregoing effect;
               (c) during the period from the date hereof to the Closing Date, there shall not have been any Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date to the foregoing effect;
               (d) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
               (e) with respect to the FCC Licenses, either (i) the FCC Consent to the Foreign Ownership Application and the Assignment Applications shall have been granted by the FCC, or (ii) the FCC shall have granted its consent to the assignment of the FCC Licenses to the third party designated by Purchaser pursuant to Section 7.5(d)(iii); provided, however, that if neither of the conditions set forth in clauses (i) and (ii) of this paragraph have been satisfied by the date that is one hundred (100) days after the date hereof, the Closing shall proceed as to all Purchased Assets except for the FCC

Licenses, which shall be the subject of the separate FCC Licenses Closing, provided that the Short Term Lease contemplated by Section 7.5(d)(X) shall have been effective on or prior to the Closing Date;
               (f) all consents of third parties set forth on Schedule 9.1(f) shall have been obtained;
               (g) there shall not have occurred and be continuing on the Closing Date (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) or (ii) any limitation (whether or not mandatory) by any United States Governmental Body on the extension of credit by banks or other financial institutions;
               (h) Seller shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser that those Liens identified on Schedule 9.1(h) have been removed or will be removed on the Closing Date upon the payment of the Cash Consideration to Seller;
               (i) Seller shall have delivered a certificate, dated the Closing Date, executed by any vice president or the secretary or any assistant secretary of Seller, including (i) a copy of the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Seller Documents to which it is a party, certified by the secretary or an assistant secretary of Seller as of the Closing Date, and which shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and (ii) an incumbency certificate from Seller, dated the Closing Date, as to the incumbency and signature of the officers of Seller executing this Agreement or any Seller Document;
               (j) Seller shall have delivered to Purchaser a duly executed copyright security agreement in the form of Exhibit A-2 (the “Copyright Security Agreement”);
               (k) Seller shall have delivered to Purchaser a duly executed trademark security agreement in the form of Exhibit A-3 (the “Trademark Security Agreement”);
               (l) Seller shall have delivered to Purchaser a duly executed patent security agreement in the form of Exhibit A-4 (the “Patent Security Agreement”);
               (m) Seller shall have delivered to Purchaser a duly executed contracts security agreement in the form of Exhibit A-5 (the “Contracts Security Agreement”);
               (n) Seller shall have delivered to Purchaser a duly executed membership pledge agreement in the form of Exhibit A-6 (the “Pledge Agreement”);
               (o) Seller shall have delivered to Purchaser a duly executed bill of sale in the form of Exhibit B (the “Bill of Sale”);
               (p) Seller shall have delivered to Purchaser a duly executed assignment and assumption agreement in the form of Exhibit C (the “Assignment and Assumption Agreement”);

               (q) Seller shall have delivered to Purchaser a duly executed assignment of copyright agreement in the form of Exhibit D (the “Copyright Assignment”);
               (r) Seller shall have delivered to Purchaser a duly executed assignment of trademark agreement in the form of Exhibit E (the “Trademark Assignment”);
               (s) Seller shall have delivered to Purchaser a duly executed assignment of patent agreement in the form of Exhibit F (the “Patent Assignment”);
               (t) Seller shall have delivered to Purchaser a pager fulfillment agreement in the form of Exhibit G (the “Pager Agreement”), duly executed by Seller;
               (u) Seller shall have delivered to Purchaser a sub-lease agreement relating to Seller’s facilities at Clinton Mississippi, in the form of Exhibit H-1 (the “Clinton Sub-Lease Agreement”), duly executed by Seller, together with a landlord estoppel certificate substantially in the form of Exhibit H-2 duly executed by the landlord of such facilities, with such changes therein as reasonably approved by Purchaser;
               (v) Seller shall have delivered to Purchaser an assignment agreement relating to Seller’s facilities at 188 E. Capitol Street, Jackson Mississippi, in the form of Exhibit I-1 (the “Jackson Lease Assignment Agreement”), or a sub-lease agreement relating to such facilities at 188 E. Capitol Street, Jackson, Mississippi, in the form of Exhibit I-2 (the “Jackson Sub-Lease Agreement”), duly executed by Seller, together with a landlord estoppel certificate substantially in the form of Exhibit I-3 duly executed by the landlord of such facilities, with such changes therein as reasonably approved by Purchaser;
               (w) Seller shall have delivered to Purchaser an Access and License Agreement in the form of Exhibit J (the “Access Agreement”), duly executed by Seller;
               (x) At either the Closing or the FCC Licenses Closing, as applicable, Seller shall have delivered to Purchaser, or to the Sister Subsidiary or other Purchaser Designee, a duly executed instrument of assignment of the FCC Licenses in the form of Exhibit K (the “Instrument of Assignment”);
               (y) Seller shall have delivered to Purchaser a duly executed subcontract of Seller’s agreement with the United States General Services Administration in the form of Exhibit L (the “Subcontract for GSA Agreement”);
               (z) Seller shall have delivered to Purchaser a Transition Services Agreement in the form of Exhibit M (the “Transition Services Agreement”), duly executed by Seller; and
               (aa) Seller shall have received the Lender Consents.
          9.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date or the FCC Licenses Closing Date, as applicable, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

               (a) the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date or the FCC Licenses Closing Date, as applicable, as though made on the Closing Date or the FCC Licenses Closing Date, as applicable, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date or the FCC Licenses Closing Date, as applicable, to the foregoing effect;
               (b) the representations and warranties of Purchaser set forth in the Note shall be true and correct in all material respects, at and as of the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;
               (c) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date or the FCC Licenses Closing Date, as applicable, and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date or the FCC Licenses Closing Date, as applicable, to the foregoing effect;
               (d) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
               (e) Seller shall have obtained consents of third parties to the assignment by Seller of a number of Tower Site Leases such that, together with those Tower Site Leases not requiring consent to the assignment thereof, Purchaser shall obtain at Closing valid leasehold rights to use a minimum of sixty five percent (65%) of the communication sites not owned by Seller but used by Seller in the operation of the Business as of the Closing Date;
               (f) with respect to the FCC Licenses, either(i) the FCC Consent to the Foreign Ownership Application and the Assignment Applications shall have been granted by the FCC, or (ii) the FCC shall have granted its consent to the assignment of the FCC Licenses to the third party designated by Purchaser pursuant to Section 7.5d)(iii); provided, however, that if neither of the conditions set forth in clauses (i) and (ii) of this paragraph have been satisfied by the date that is one hundred (100) days after the date hereof, the Closing shall proceed as to all Purchased Assets except for the FCC Licenses, which shall be the subject of the separate FCC Licenses Closing, provided that the Short Term Lease contemplated by Section 7.5(d)(X) shall have been effective on or prior to the Closing Date;
               (g) Purchaser shall have delivered, or caused to be delivered, to Seller evidence of the wire transfer of the Cash Consideration;
               (h) Purchaser shall have delivered to Seller the Assignment and Assumption Agreement, duly executed by Purchaser;

               (i) Purchaser shall have delivered to Seller the Note, duly executed by Purchaser;
               (j) Purchaser shall have delivered to Seller the Copyright Security Agreement, duly executed by Purchaser;
               (k) Purchaser shall have delivered to Seller the Trademark Security Agreement, duly executed by Purchaser;
               (l) Purchaser shall have delivered to Seller the Patent Security Agreement, duly executed by Purchaser;
               (m) Purchaser shall have delivered to Seller the Contracts Security Agreement, duly executed by Purchaser;
               (n) Purchaser shall have delivered to Seller the Pledge Agreement, duly executed by Purchaser;
               (o) Purchaser shall have delivered to Seller the Copyright Assignment, duly executed by Purchaser;
               (p) Purchaser shall have delivered to Seller the Trademark Assignment, duly executed by Purchaser;
               (q) Purchaser shall have delivered to Seller the Patent Assignment, duly executed by Purchaser;
               (r) Purchaser shall have delivered to Seller the Pager Assignment, duly executed by Purchaser;
               (s) Purchaser shall have delivered to Seller the Clinton Sub-Lease Agreement, duly executed by Purchaser;
               (t) Purchaser shall have delivered to Seller the Jackson Lease Assignment Agreement or the Jackson Sub-Lease Agreement, duly executed by Purchaser;
               (u) Purchaser shall have delivered to Seller the Access Agreement, duly executed by Purchaser;
               (v) At the Closing or the FCC Licenses Closing, as applicable, Purchaser or the Sister Subsidiary or other Purchaser Designee shall have delivered to Seller the Instrument of Assignment, duly executed, as applicable, by Purchaser or the Sister Subsidiary or other Purchaser Designee;
               (w) Purchaser shall have delivered to Seller the Subcontract for GSA Agreement, duly executed by Purchaser;

               (x) Purchaser shall have delivered to Seller the Transition Services Agreement, duly executed by Purchaser; and
               (y) Seller shall have received the Lender Consents.
          9.3 Frustration of Closing Conditions. Neither Seller nor Purchaser may rely on the failure of any condition set forth in Section 9.1 or 9.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.
ARTICLE X
INDEMNIFICATION
          10.1 Survival of Representations and Warranties
               (a) The representations and warranties of Purchaser and Seller contained in this Agreement shall survive the Closing solely for purposes of this Article X and such representations and warranties shall terminate at the close of business on the date that is fifteen (15) months after the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization), 5.5(a) (Title), 5.23 (Financial Advisors), 6.1 (Organization and Good Standing), 6.2 (Authorization) and 6.5 (Financial Advisors), shall survive the Closing and remain in effect indefinitely and (ii) the representations and warranties contained in Sections 5.11 (Labor), 5.12 (Environmental Matters), 5.17 (Taxes) and 5.22 (Benefits) shall survive the Closing until 60 days after the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof. Any claim for indemnification with respect to any of such matters which is not asserted by notice containing sufficient detail as to allow the claim to be evaluated (and including a good faith estimate of the amount of such claim) given as herein provided relating thereto within such specified period of survival may not be pursued; provided, however, that this sentence shall not apply to any claim with respect to Excluded Liabilities or any other claim that is not based on breach of representation and warranty.
               (b) All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. No claim for a breach of a covenant or other agreement set forth in this Agreement that (i) by its nature is required to be performed by or prior to the Closing (the “Pre-Closing Covenants”) may be made or brought by any party hereto more than six (6) months after the Closing Date and (ii) by their nature are required to be performed after the Closing (the “Post-Closing Covenants”) may be made or brought by any party hereto after the one year anniversary of the last date on which each such Post-Closing Covenant was required to be performed (in each case, a “Survival Period”); provided, however, that any obligation to indemnify and hold harmless shall not terminate with respect to any Losses to which the Person to be indemnified shall have given notice in writing setting forth the specific claim and the basis therefor in reasonable detail to the indemnifying party before the termination of the applicable Survival Period.

          10.2 Indemnification by Seller.
               Subject to Sections 7.11 and 10.5, Seller hereby agrees to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all losses, liabilities, claims, demands, judgments, damages, fines, suits, actions, costs and expenses (individually, a “Loss” and, collectively, “Losses”) arising out of, based upon, attributable to or resulting from:
          (i) the failure of any of the representations or warranties made by Seller in this Agreement to be true and correct in all respects at and as of the Closing Date;
          (ii) the breach of, or non-compliance with, any Pre-Closing Covenant on the part of Seller;
          (iii) the breach of, or non-compliance with, any Post-Closing Covenant on the part of Seller;
          (iv) any Excluded Asset or any Excluded Liability; and
          (v) all actions, suits, proceedings, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys’ fees, incident to the foregoing.
          10.3 Indemnification by Purchaser.
               Subject to Section 10.5, Purchaser hereby agrees to indemnify and hold Seller and its directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from:
          (i) the failure of any of the representations or warranties made by Purchaser in this Agreement to be true and correct in all respects at and as of the Closing Date;
          (ii) the breach of, or non-compliance with, any Pre-Closing Covenant on the part of Purchaser or Purchaser Designee;
          (iii) the breach of, or non-compliance with, any Post-Closing Covenant on the part of Purchaser or Purchaser Designee;
          (iv) any Assumed Liability;
          (v) any Purchased Asset or Purchaser’s or Purchaser Designee’s operation of the Business after the Closing Date, except to the extent that Purchaser or Purchaser Designee would otherwise have a claim for indemnification against Seller pursuant to this Agreement; and

          (vi) all actions, suits, proceedings, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys’ fees, incident to the foregoing.
          10.4 Indemnification Procedures. All claims for indemnification by an Indemnified Party pursuant to this Article X shall be asserted and resolved as follows:
               (a) Third Party Claims. In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Sections 10.2 and 10.3 (regardless of the limitations set forth in Section 10.5) (a “Third Party Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge and which is covered by this Article X to be forwarded to the Indemnifying Party. The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s indemnification obligations with respect thereto except to the extent that the Indemnifying Party is prejudiced as a result of such failure. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within 30 days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so; provided, however, that if Seller is the indemnifying party that defends against, negotiates, settles or otherwise deals with such Third Party Claim, the attorneys’ fees and other Losses incurred by Seller in connection with such defense, negotiation, settlement or other dealings shall reduce (by the amount thereof) the amount recoverable under the Cap by Purchaser Indemnified Parties from Seller but only to the extent, if any, that the Cap is applicable to such Third Party Claim. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim. Notwithstanding anything in this Section 10.8 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 10.5 and 10.6, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Third Party Claim up to the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such Third Party Claim. If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.
               (b) Disputes. The parties agree that any controversy, claim or dispute arising out of or relating to or in connection with this Agreement, including any dispute regarding the breach, termination, enforceability or validity hereof (each, a “Dispute”) should be regarded as a business problem to be resolved promptly through business-oriented negotiations before resorting to legal action in accordance with the provisions of Section 11.2. The parties therefore agree to attempt in good faith to resolve any Dispute promptly by negotiation between the executives of the parties who have authority to settle the Dispute. Such negotiations shall commence upon the mailing of a notice (the “Dispute Notice”) from the appropriate executive of the requesting party to an appropriate executive of the responding party and containing (i) a brief description of the circumstances supporting such Indemnified Party’s belief that there is or has been a Dispute and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Losses that have arisen and may arise as a direct or indirect result of such Dispute. If the Dispute has not been resolved by these Persons within thirty (30) days of the date of the Dispute Notice, unless the parties mutually agree in writing to a longer period, the Dispute shall be referred to the chief executive officer of each of Seller and Purchaser, for discussion and negotiation among them. In the event the Dispute has still not been resolved by negotiation within forty-five (45) days of the date of the Dispute Notice, then either party thereto may commence legal action in accordance with Section 11.2. All negotiations pursuant to this Section 10.4 shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and shall not be used for, or admitted in, any arbitration or court proceedings under this Agreement. Nothing contained in this Section 10.4 shall preclude a party from seeking injunctive relief if the prerequisites to obtaining injunctive relief, including irreparable harm, are otherwise satisfied.
               (c) Payment. After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an indemnification claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter (a “Demand”). Thereafter, payment of the amounts set forth in the Demand shall be made as follows:
          (i) In the case of Seller, within five (5) days of Seller’s receipt of the Demand, Purchaser may, in its sole discretion, first offset the amount of the Losses attributable to Seller through Purchaser’s right of offset pursuant to the terms and conditions of the Note. To the extent that Purchaser does not so elect to offset or that the amount of Losses exceeds the maximum amount available to be offset under the terms of the Note or if Purchaser no longer has any right to offset against the Note, Seller shall pay the difference to the applicable Purchaser Indemnified Party.
          (ii) In the case of Purchaser, within five (5) days of Purchaser’s receipt of the Demand, Purchaser shall pay the entire amount of the Losses to the applicable Seller Indemnified Party.
          10.5 Certain Limitations on Indemnification.
               (a) Except as set forth in Section 10.5(b), notwithstanding the provisions of this Article X, neither Seller nor Purchaser shall have any indemnification obligations for Losses under Section 10.2(a)(i), Section 10.2(a)(v) (as such section relates to Section 10.2(a)(i)), Section 10.3(a)(i) or Section 10.3(a)(vi) (as such section relates to Section 10.3(a)(i)) unless the aggregate amount of all such Losses exceeds $100,000 (the “Basket”), and then only to the extent of such excess. Subject to Section 10.5(b), in no event shall the aggregate indemnification to be paid by Seller under this Article X for Losses under Section 10.2(a)(i) and Section 10.2(a)(v) (as such section relates to Section 10.2(a)(i)) (other than with respect to Losses arising out of a breach by Seller of the representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Authorization), 5.5(a) (Title), 5.11 (Labor), 5.12 (Environmental), 5.17 (Taxes), 5.22 (Benefits), and 5.23 (Financial Advisors)), exceed $8,000,000 (the “Cap”).
               (b) Notwithstanding anything in this Article X, the limitation requiring notice of any indemnification claim within a specific time period set forth in Sections 10.1(a) and 10.1(b) and the Cap, Basket and other limitations set forth in Section 10.5(a), shall not apply to claims for indemnification in respect of Losses arising under the representations and warranties set forth in Sections 5.2, 5.5(a), 5.17, 5.23, 6.2 and 6.5 or related to or arising out of the matters set forth in Sections 10.2(a)(ii)-(iv), Section 10.2(a)(v) (other than as such section relates to Section 10.2(a)(i)), 10.3(a)(ii)-(v) or Section 10.3(a)(vi) (other than as such section relates to Section 10.3(a)(i)), or to claims alleging fraud, intentional misrepresentation or willful misconduct.
               (c) Seller shall not be required to indemnify any Purchaser Indemnified Party and Purchaser shall not be required to indemnify any Seller Indemnified Party to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of the party seeking indemnification.

               (d) Purchaser shall not make any claim for indemnification under this Agreement in respect of any matter that is expressly taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 3.2.
               (e) Seller shall not be required to indemnify any Purchaser Indemnified Party under Section 10.2(a)(i) or under Section 10.2(a)(v) (as such section relates to Section 10.2(a)(i)), to the extent that such obligation arises directly from an event, fact or circumstance that meets all of the following criteria: (i) such event, fact or circumstance arose after the date hereof; (ii) such event, fact or circumstance was specifically disclosed in writing by Seller to the Purchaser prior to the Closing Date with specific reference to this Section 10.5(e) and (iii) either (A) it is reasonably apparent from the description of such event, fact or circumstance provided by Seller that such event, fact or circumstance has resulted in or is reasonably likely to result in a Material Adverse Effect by the Closing Date or (B) it is reasonably apparent from the description of such event, fact or circumstance provided by Seller that such event factor or circumstance will cause Seller’s representation and warranty in Section 5.14 to be untrue as of the Closing Date. Nothing in this Section 10.5(e) shall affect Purchaser’s rights to insist that all conditions set forth in Section 9.1 be satisfied prior to Closing.
          10.6 Calculation of Losses.
               (a) The amount of any Losses for which indemnification is provided under this Article X shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Losses (net of any Taxes or expenses incurred in connection with such recovery). Purchaser shall use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking payment of indemnification under this Agreement. Nothing in this Agreement shall create any obligation whatsoever for Purchaser to maintain any insurance.
               (b) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event (other than in the case of fraud, intentional misrepresentation or willful misconduct), be liable to any other Person for any incidental, indirect, special or punitive damages; provided, however, that this sentence shall not apply to any incidental, indirect, special or punitive damages alleged or recovered by a third party pursuant to a claim against any Indemnified Party.
          10.7 Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price on their Tax Returns to the extent permitted by applicable Law.
          10.8 Exclusive Remedy. From and after the Closing, the sole and exclusive remedy of Seller or Purchaser for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article X, Seller’s rights and remedies under the Loan Documents and Purchaser’s right of offset as set forth in the Note. In furtherance of the foregoing, each of Seller and Purchaser waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or Purchaser, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise). Notwithstanding the foregoing, this Section 10.8 shall not operate to (i) limit any claims alleging fraud, intentional misrepresentation or willful misconduct, (ii) interfere with or impede the operation of the provisions of Article III providing for the payment of monies or the resolutions of disputes relating thereto, or (iii) limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief).
ARTICLE XI
MISCELLANEOUS
          11.1 Expenses. Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
          11.2 Submission to Jurisdiction; Consent to Service of Process.
               (a) With respect to any Dispute that has not been resolved pursuant to Section 10.4, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the City and State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
               (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 11.5.
               (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN

ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          11.3 Entire Agreement. This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
          11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.
          11.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day after the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to Purchaser, to:
Velocita Wireless LLC
10 Woodbridge Center Drive
Woodbridge, New Jersey 07095
Attention: President
Facsimile: (732) 602-5450
with copies (which shall not constitute notice) to:

By Mail or Facsimile
Day Pitney LLP
P.O. Box 1945
Morristown, New Jersey 07962-1945
Attention: Henry Nelson Massey
Facsimile: (973) 966-1550
By Hand or Overnight Delivery
Day Pitney LLP
200 Campus Drive
Florham Park, New Jersey 07932
Attention: Henry Nelson Massey
If to Seller, to:
Bell Industries, Inc.
8888 Keystone Crossing, Suite 1700
Indianapolis, Indiana 46240
Facsimile: (317) 715-6790
Attention: Chief Executive Officer
with a copy (which shall not constitute notice) to:
Manatt, Phelps & Phillips, LLP
11355 W. Olympic Boulevard
Los Angeles, California 90064
Facsimile: (310) 914-5712
Attention: Mark J. Kelson
          11.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
          11.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. Except for assignments by Purchaser to effectuate provisions of Section 7.5 or as otherwise contemplated herein, no assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.
          11.8 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller or its Affiliates shall have any liability for any obligations or liabilities of Seller under this Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
          11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

VELOCITA WIRELESS LLC
By:	/s/ Mark Hull
	Name:	Mark Hull
	Title:	Chief Executive Officer

BELL INDUSTRIES, INC.
By:	/s/ Kevin J. Thimjon
	Name:	Kevin J. Thimjon
	Title:	President and Chief Financial Officer